 Exhibit (a)(1)(i)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
GENERAL FINANCE CORPORATION
at
$19.00 Net Per Share
by
UR MERGER SUB VI CORPORATION
a wholly owned subsidiary of
UNITED RENTALS (NORTH AMERICA), INC.,
a wholly owned subsidiary of
UNITED RENTALS, INC.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, AT THE END OF THE DAY OF FRIDAY, MAY 21, 2021, UNLESS THE OFFER IS EXTENDED.
The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among General Finance Corporation, a Delaware corporation (“GFN”), United Rentals (North America) Inc., a Delaware corporation (“URNA”), and UR Merger Sub VI Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of URNA. Merger Sub is offering to purchase any and all of the shares of common stock, par value $0.0001 per share (the “Shares”), of GFN that are outstanding at a price of $19.00 per Share, net to the holder thereof in cash (the “Offer Price”), without interest, less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”
Pursuant to the Merger Agreement, as soon as practicable following the time we accept, for the first time, for payment Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Acceptance Time”) and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub will be merged with and into GFN (the “Merger”) without a meeting of the stockholders of GFN in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with GFN continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and following the Preferred Stock Redemptions (defined below), becoming a wholly owned subsidiary of URNA. At the effective time of the Merger (the “Effective Time”), each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, net to the holder thereof in cash, without interest, less any applicable withholding of taxes, except for Shares then owned by GFN, URNA or Merger Sub, which Shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
THE BOARD OF DIRECTORS OF GFN RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.
After careful consideration, the board of directors of GFN (the “GFN Board”) has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under

Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer; and (iii) recommended that GFN’s stockholders accept the Offer and tender their Shares in the Offer.
The Offer is not subject to any financing condition.   The Offer is conditioned upon: (i) the number of Shares validly tendered (and not properly withdrawn) prior to 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021 (the “Expiration Time,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire) (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time) together with the Shares then owned by Merger Sub, representing at least one Share more than 50% of the then outstanding Shares; (ii) the expiration or early termination of the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder and, if applicable, any contractual waiting periods under any timing agreements under the HSR Act with governmental entities with jurisdiction over enforcement of any applicable antitrust laws applicable to the transactions contemplated by the Merger Agreement, (iii) the receipt by URNA and Merger Sub of the foreign investment approval by Australian foreign investment authorities (the “Australian Foreign Investment Approval”), (iv) the receipt by URNA and/or Merger Sub of all consents and/or clearances required from the New Zealand Overseas Investment Office and/or the New Zealand Minister of Finance to give effect to the Offer and the Merger (the “New Zealand Foreign Investment Approval”) ((ii), (iii) and (iv) collectively, the “Regulatory Approval Condition”), (v) the absence of a revocation or rescission of the Non-Competition Agreement (defined below); (vi) the absence of a revocation or rescission of the Key Employee Agreements (defined below) and the Key Employee Side Letters (defined below) and the absence of an indication of intention by any such Key Employee (defined below) to leave in connection with the Merger; and (vii) other customary conditions as described in this Offer to Purchase. See Section 15 — “Conditions to the Offer.” After the Offer Acceptance Time and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, URNA, Merger Sub and GFN will cause the Merger to become effective without a meeting of the stockholders of GFN in accordance with Section 251(h) of the DGCL.
A summary of the principal terms of the Offer appears on pages i through viii of this Offer to Purchase. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares pursuant to the Offer.
April 26, 2021

IMPORTANT
If you desire to tender all or any portion of your Shares to Merger Sub pursuant to the Offer, you should, prior to the Expiration Time, (i) complete and execute the Letter of Transmittal that is enclosed with this Offer to Purchase in accordance with the instructions contained therein, and mail or deliver the Letter of Transmittal together with the certificates representing your Shares and any other required documents, to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the “Depositary”), (ii) tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer” or (iii) if applicable, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee in order to tender your Shares to Merger Sub pursuant to the Offer.
If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Merger Sub pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
The Letter of Transmittal, the certificates for the Shares (if not held in book-entry form) and any other required documents must reach the Depositary before the expiration of the Offer (currently scheduled for 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021), unless extended).
*****
Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission at www.sec.gov.
This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll Free: (877) 687-1875
Banks and Brokers Call Collect: (212) 750-5833

i

SUMMARY TERM SHEET
Securities Sought:
Any and all of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of General Finance Corporation, a Delaware corporation (“GFN”).
Price Offered Per Share:
$19.00 per Share, net to the seller in cash (the “Offer Price”), without interest, less any applicable withholding of taxes.
Scheduled Expiration Time:
12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021, unless the Offer (as defined below) is extended.
Purchaser:
UR Merger Sub VI Corporation, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of United Rentals (North America), a Delaware corporation (“URNA”). URNA is a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation (“URI”).
GFN Board Recommendation:
The board of directors of GFN (the “GFN Board”) has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer; and (iii) recommended that GFN’s stockholders accept the Offer and tender their Shares in the Offer.
The following are some questions that you, as a stockholder of GFN, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (this “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and the other documents to which we refer you carefully and in their entirety. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, our information agent (the “Information Agent”), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Merger Sub.
Who is offering to buy my Shares?
We are UR Merger Sub VI Corporation, a Delaware corporation, or “Merger Sub,” formed for the purpose of making the Offer and merging with and into GFN. We are a wholly owned subsidiary of United Rentals (North America), Inc., a Delaware corporation, or “URNA.” URNA is a wholly owned subsidiary of United Rentals, Inc., a Delaware corporation, or “URI.” We are making this Offer pursuant to the Agreement and Plan of Merger, dated as of April 15, 2021 (as it may be amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among URNA, Merger Sub and GFN. See the “Introduction” and Section 8 — “Certain Information Concerning Merger Sub, URNA and URI.”

How many Shares are you offering to purchase in the Offer?
We are making the Offer to purchase any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the “Introduction” and Section 1 — “Terms of the Offer.”
Why are you making the Offer?
We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, GFN, while allowing GFN’s stockholders an opportunity to receive the Offer Price promptly after the Expiration Time (but no later than within two business days following the Expiration Time) by tendering their Shares pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URNA and GFN will consummate the Merger as soon as practicable thereafter without any action by the stockholders of GFN in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). At the effective time of the Merger (the “Effective Time”) and following the Preferred Stock Redemptions (defined below), GFN will become a wholly owned subsidiary of URNA. See Section 12 — “Purpose of the Offer; Plans for GFN.”
How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?
We are offering to pay $19.00 per Share, net to the holder thereof in cash, without interest, less any applicable withholding of taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders your Shares on your behalf, such nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction,” Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What does the GFN Board recommend?
After careful consideration, the GFN Board has, at a duly convened and held meeting, unanimously: (i) approved and declared advisable the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that GFN’s stockholders accept the Offer and tender their Shares in the Offer.
See the “Introduction” and Section 12 — “Purpose of the Offer; Plans for GFN” and GFN’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is being filed with the Securities and Exchange Commission (the “SEC”) and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to GFN’s stockholders in connection with the Offer.
What are the most significant conditions to the Offer?
The Offer is conditioned upon, among other things:
•
the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (excluding Shares tendered pursuant to guaranteed delivery procedures that were not received prior to the Expiration Time), together with the Shares then owned by Merger Sub, representing at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

•
the statutory waiting period (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and, if applicable, any contractual waiting periods under any timing agreements with governmental entities with jurisdiction over enforcement of any applicable antitrust laws applicable to the transactions contemplated by the Merger Agreement having expired or been earlier terminated;
•
the receipt by URNA and Merger Sub of the foreign investment approval by Australian foreign investment authorities (the “Australian Foreign Investment Approval”);

•
the receipt by URNA and/or Merger Sub of all consents and/or clearances required from the New Zealand Overseas Investment Office and/or the New Zealand Minister of Finance to give effect to the Offer and the Merger (the “New Zealand Foreign Investment Approval”);

•
the absence of a revocation or rescission of the Non-Competition Agreement (defined below);

•
the absence of a revocation or rescission of the Key Employee Agreements (defined below) and the Key Employee Side Letters (defined below) and the absence of an indication of intention by any such Key Employee (defined below) to leave in connection with the Merger; and

•
other customary conditions described in this Offer to Purchase as set forth in Section 15 —  “Conditions to the Offer.”

We and URNA may waive any condition, in whole or in part, other than the Minimum Condition, at any time and from time to time, without GFN’s consent. See Section 15 — “Conditions to the Offer.”
Is the Offer subject to any financing condition?
No. The Offer is not subject to any financing condition.
Do you have the financial resources to pay for all Shares?
Yes. The total amount of funds required by us to purchase all Shares pursuant to the Offer and to pay related fees and expenses is approximately $996 million, including the assumption of $400 million of net debt. URNA will provide or cause to be provided to us sufficient funds to pay all fees and expenses contemplated by the Merger Agreement, including to purchase all Shares validly tendered in the Offer, and will provide funding for our acquisition of the remaining Shares in the Merger.
URNA expects to fund the cash requirements to consummate the Offer, the Merger and the other transactions contemplated in the Merger Agreement with cash on hand and available borrowing capacity under URNA’s existing senior secured asset-based revolving credit facility (the “ABL facility”).
See Section 9 — “Source and Amount of Funds.”
Is your financial condition relevant to my decision to tender pursuant to the Offer?
No. We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:
•
the consummation of the Offer is not subject to any financing condition;

•
the Offer is being made for all Shares solely for cash;

•
if the Offer is consummated, we will acquire all remaining Shares in the Merger for the same cash price as was paid in the Offer (i.e., the Offer Price); and

•
we, through URNA, will have sufficient funds available to purchase all Shares validly tendered and not properly withdrawn pursuant to the Offer and to provide funding for the Merger.

See Section 9 — “Source and Amount of Funds” and Section 11 — “The Merger Agreement; Other Agreements.”
What percentage of Shares do you or your controlled affiliates currently own?
None of Merger Sub, URNA or URI or any of their respective controlled affiliates currently own any Shares.

How long do I have to decide whether to tender pursuant to the Offer?
You will be able to tender your Shares pursuant to the Offer until 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021 (the “Expiration Time,” unless Merger Sub extends the Offer pursuant to and in accordance with the terms of the Merger Agreement, in which event “Expiration Time” will mean the latest time and date at which the Offer, as so extended by us, will expire). Further, if you cannot deliver everything that is required in order to make a valid tender in accordance with the terms of the Offer by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Signature Guarantees”) may guarantee that the missing items will be received by Continental Stock Transfer & Trust Company, our depositary for the Offer (the “Depositary”), within two NASDAQ Global Select Market (“NASDAQ”) trading days. Please give your broker, dealer, commercial bank, trust company or other nominee instructions in sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
Can the Offer be extended and, if so, under what circumstances can or will the Offer be extended?
Yes, the Offer can be extended. In some cases, we are required to extend the Offer beyond the initial Expiration Time, but in no event will we be required to extend the Offer beyond the End Date (as defined below).
Pursuant to the Merger Agreement, we are required to extend the Offer:
•
for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or NASDAQ or its staff, in each case, applicable to the Offer; and

•
on one or more occasions in consecutive increments of up to 5 business days (or such long period with the prior consent of GFN (not to be unreasonably withheld, conditioned or delayed)) per extension if, as of the scheduled Expiration Time, any Offer Condition (as defined below) is not satisfied or waived by URNA and Merger Sub (to the extent such waiver is permitted under the Merger Agreement and applicable law), to permit such Offer Condition to be satisfied.

The Merger Agreement provides that we are not required to extend the Offer beyond the End Date. The “End Date” means the earlier to occur of (x) the valid termination of the Merger Agreement and (y) the “End Date,” which is September 12, 2021, provided that, at any time during the period beginning on August 13, 2021 and prior to September 12, 2021, either GFN or URNA may extend the End Date to October 12, 2021 in the event that certain Offer Conditions have not been satisfied, but all other Offer Conditions have been satisfied or are capable of being satisfied at such time, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.” If we extend the Offer, such extension will extend the time that you will have to tender your Shares. See Section 1 — “Terms of the Offer.”
How will I be notified if the time period during which I can tender my Shares pursuant to the Offer is extended?
If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York time, on the next business day after the previously scheduled Expiration Time. See Section 1 — “Terms of the Offer.”
How do I tender my Shares pursuant to the Offer?
To tender your Shares pursuant to the Offer, you must deliver the certificates representing your Shares, together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary prior to the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares

v

can be tendered by such nominee through The Depository Trust Company (“DTC”). You should contact the institution that holds your Shares for more details.
If you are unable to deliver any required document or instrument to the Depositary prior to the Expiration Time, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). For the tender to be valid, however, the Depositary must receive the Notice of Guaranteed Delivery prior to the Expiration Time and must then receive the missing items within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Guaranteed Delivery.”
Have any stockholders already agreed to tender their Shares in the Offer?
Yes, in connection with the execution of the Merger Agreement, on April 15, 2021, URNA, Merger Sub and certain stockholders of GFN (the “Supporting Stockholders”) entered into a tender and support agreement (the “Tender and Support Agreement”). The Tender and Support Agreement generally requires that the Supporting Stockholders validly tender all of their respective Shares in connection with the Offer, subject to certain exceptions. The Tender and Support Agreement will terminate automatically upon (i) the termination of the Merger Agreement, (ii) a Change of Recommendation (defined in below) by the GFN Board, (iii) the Effective Time, (iv) any modification to any provision of the Merger Agreement that reduces the amount or changes the form of the Offer Price or Merger Consideration (defined below) as in effect on the date of the Tender and Support Agreement or (v) the mutual written consent of each of URNA and the stockholders party thereto.
The Supporting Stockholders beneficially owned, in the aggregate, 11,650,950 Shares, which represented approximately 38.5% of GFN’s total outstanding Shares based on 30,240,951 outstanding Shares as of April 15, 2021.
See Section 11 — “The Merger Agreement; Other Agreements — Tender and Support Agreement”.
Until what time may I withdraw previously tendered Shares?
Except as otherwise provided in Section 4 — “Withdrawal Rights,” tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
How do I properly withdraw previously tendered Shares?
To properly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information (as specified in this Offer to Purchase and in the Letter of Transmittal) to the Depositary while you still have the right to withdraw Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to arrange for the proper withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”
Upon the successful consummation of the Offer, will Shares continue to be publicly traded?
No. Following the consummation of the Offer, we, URNA and GFN expect to consummate the Merger as soon as practicable in accordance with Section 251(h) of the DGCL. Following the Merger, the Shares will no longer be publicly traded, and following the Preferred Stock Redemptions (defined below), the Surviving Corporation will be a wholly owned subsidiary of URNA. Following the consummation of the Merger (the “Closing”), we intend to cause GFN to be delisted from NASDAQ and deregistered under the

Securities Exchange Act of 1934, as amended, and the regulations thereunder (the “Exchange Act”). See Section 13 — “Certain Effects of the Offer.”
Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?
Yes. If at least such number of Shares as satisfies the Minimum Condition are validly tendered and accepted for payment by us in the Offer, and the other conditions to the Merger are satisfied or waived (see Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Merger Closing Conditions”), then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of GFN’s stockholders pursuant to Section 251(h) of the DGCL. See Section 13 — “Certain Effects of the Offer.”
If you do not consummate the Offer, will you nevertheless consummate the Merger?
No. None of us, URNA or GFN are under any obligation to pursue or consummate the Merger if the Offer has not been first consummated.
Will there be a subsequent offering period?
No. Pursuant to Section 251(h) of the DGCL and due to the obligations of URNA, us and GFN under the Merger Agreement, we expect the Merger to occur as soon as practicable following the Offer Acceptance Time without a subsequent offering period. See Section 1 — “Terms of the Offer.”
If I object to the price being offered, will I have appraisal rights?
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 —  “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.” Concurrently with the commencement of the Offer, GFN is distributing the Schedule 14D-9, which contains important information regarding how a holder of Shares may exercise its appraisal rights.
If I decide not to tender my Shares pursuant to the Offer, how will the Offer affect my Shares?
Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Merger Sub, URNA and GFN will consummate the Merger as soon as practicable following the Offer Acceptance Time. If the Merger is consummated, then stockholders who did not tender their Shares pursuant to the Offer will receive $19.00 per Share, net to the holder thereof in cash, without interest (the “Merger Consideration”), the same amount of cash per Share that they would have received had they tendered their Shares pursuant to the Offer (i.e., the Offer Price), subject to any appraisal rights properly exercised by such stockholders in accordance with the DGCL. Therefore, if the Merger takes place, the only differences to you between tendering your Shares pursuant to the Offer and not tendering your Shares pursuant to the Offer would be that, if you tender your Shares, you may be paid earlier and no appraisal rights will be available. No interest will be paid for Shares acquired in the Merger. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger.
Furthermore, following the Offer, it is possible that the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers. See Section 13 — “Certain Effects of the Offer.”

See Section 11 — “The Merger Agreement; Other Agreements” and Section 13 — “Certain Effects of the Offer.”
What is the market value of my Shares as of a recent date and the “premium” I am receiving?
The Offer Price of $19.00 per Share represents an approximate:
•
56.1% premium over the closing price per Share of $12.17 reported on NASDAQ on April 15, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
77.7% premium over the average closing trading price of the Shares of $10.69 for the 60-day period ending on April 15, 2021.

On April 23, 2021, the last trading day before we commenced the Offer, the closing price per Share reported on NASDAQ was $18.98 per Share.
We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6 — “Price Range of Shares; Dividends.”
If I tender my Shares, when and how will I get paid?
If the conditions to the Offer as set forth in Section 15 — “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to promptly (but no later than within two business days following the Expiration Time) receive an amount equal to the number of Shares you tendered pursuant to the Offer multiplied by the Offer Price, net to you in cash, without interest, less any applicable withholding of taxes. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Offer Price therefor with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a confirmation of a book-entry transfer of such Shares as described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” (ii) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message (as defined in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares”) in lieu of such Letter of Transmittal, and (iii) any other required documents for such Shares. See Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares.”
What will happen to my equity awards in the Offer?
The Offer is being made only for Shares and not for options to purchase Shares (“GFN Options”), restricted stock units with respect to Shares (“GFN RSUs”) or outstanding Shares of restricted stock (“GFN Restricted Stock” and, together with the GFN Options and GFN RSUs, the “GFN Equity Awards”). Holders of outstanding GFN Options may participate in the Offer only if they first exercise such GFN Options (to the extent exercisable) and holders of GFN RSUs and GFN Restricted Stock may participate in the Offer only if such GFN RSUs or GFN Restricted Stock first become vested and settled in Shares, in each case in accordance with the terms of the applicable GFN Stock Plans (as defined below) and other applicable GFN award agreements and the holder thereafter tenders the Shares, if any, issued upon such exercise or in connection with such vesting and settlement. Any such exercise or settlement needs to be completed sufficiently in advance of the Expiration Time to assure that the holder of such outstanding GFN Equity Awards will have sufficient time to comply with the procedures for tendering Shares described below in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”
At the Effective Time, each GFN Option, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holders thereof to receive (without interest) an amount in cash equal to the product of (i) the number of Shares subject to such GFN Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the exercise price per Share of such GFN Option, less any applicable withholding taxes. Any

GFN Options with an exercise price per share greater than or equal to the Offer Price will be cancelled at the Effective Time for no consideration or payment.
At the Effective Time, any vesting conditions applicable to each outstanding GFN Restricted Stock will, automatically and without any required action on the part of the holder thereof, accelerate in full and will be converted into, and become exchanged for the Merger Consideration, less any applicable withholding taxes.
At the Effective Time, any vesting conditions applicable to each outstanding GFN RSU, will, automatically and without any required action on the part of the holder thereof, accelerate in full and be cancelled and will only entitle the holder thereof to receive (without interest) an amount in cash equal to (i) the number of Shares subject to such GFN RSU immediately prior to the Effective Time multiplied by (ii) the Offer Price, less any applicable withholding taxes.
See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of GFN Equity Awards.”
What will happen to the issued and outstanding preferred shares of GFN in the Offer?
Each Preferred Shares (defined below) issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding Preferred Share of the Surviving Corporation, having the same terms and conditions as of immediately prior to the Effective Time, and will not be affected by the Merger. Prior to the Effective Time, GFN will use its reasonable best efforts to cooperate with URNA to enable URNA and Merger Sub to provide written notices of redemption to each holder of Preferred Shares, immediately following the Effective Time and on the Closing Date, to redeem all outstanding Preferred Shares in accordance with their terms following the Closing Date.
See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement —  Redemption of GFN Preferred Stock.”
What are the U.S. federal income tax consequences of the Offer and the Merger?
The receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — United States Holders”). In general, you will recognize gain or loss equal to the difference between your adjusted tax basis in Shares that you tender pursuant to the Offer or exchange in the Merger and the amount of cash you receive for such Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize will be a capital gain or loss and will be treated as a long-term capital gain or loss if you have held such Shares for more than one year. If you are a Non-United States Holder (as defined in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders”), then except as described below in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger — Non-United States Holders,” you will generally not be subject to U.S. federal income tax on gain recognized on Shares you tender pursuant to the Offer or exchange in the Merger. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares pursuant to the Offer, exchanging your Shares in the Merger or exercising appraisal rights. See Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” for a discussion of certain material U.S. federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.
To whom should I talk if I have additional questions about the Offer?
You may call Innisfree M&A Incorporated, the Information Agent, by telephone at (877) 687-1875 (shareholders toll free) or (212) 750-5833 (banks and brokers).

To the Holders of Shares of Common Stock of GFN:
INTRODUCTION
The Offer is being made pursuant to the Merger Agreement by and among URNA, GFN and us. We are offering to purchase any and all of the outstanding Shares at the Offer Price, without interest, less any applicable withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.
The Offer and the withdrawal rights will expire at the Expiration Time, unless the Offer is extended or the Merger Agreement has been earlier terminated in accordance with its terms. Under no circumstances will interest be paid with respect to the purchase of Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making payment for Shares.
If you are a record owner of Shares and you tender such Shares directly to the Depositary in accordance with the terms of this Offer, we will not charge you brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is enclosed with the Letter of Transmittal or other applicable form, you may be subject to backup withholding at the applicable statutory rate on the gross proceeds payable to you. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding.” Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with such nominee to determine if they will be charged any service fees or commissions. We will pay all charges and expenses of the Depositary and the Information Agent incurred in connection with the Offer. See Section 18 — “Fees and Expenses.”
Subject to the provisions of the Merger Agreement, as soon as practicable following the Offer Acceptance Time, we, URNA and GFN will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon the filing of the Certificate of Merger or at such later time as URNA, Merger Sub and GFN agree in writing and specify in the Certificate of Merger, at which time GFN will become the Surviving Corporation and, following the Preferred Stock Redemptions (defined below), a wholly owned subsidiary of URNA. At the Effective Time, each Share then outstanding (other than Shares that are held by any stockholders who properly demand appraisal in connection with the Merger as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights”) will be converted into the right to receive the Offer Price, without interest, less any applicable withholding of taxes, except for Shares then owned by URNA, Merger Sub or GFN, which Shares will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.
Section 11 — “The Merger Agreement; Other Agreements” more fully describes the Merger Agreement. Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.”
After careful consideration, the GFN Board has, at a duly convened and held meeting, unanimously: (i) approved and declared the Merger Agreement, the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger; (ii) resolved that the Merger shall be effected under Section 251(h) of the DGCL; and (iii) recommended that GFN’s stockholders accept the Offer and tender their Shares in the Offer.
A more complete description of the GFN Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to Purchase, the Letter of Transmittal and other related materials, mailed to GFN’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.
The Offer is not subject to any financing condition.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the satisfaction or waiver by us and URNA of the Regulatory Approval Conditions, the absence of a revocation or rescission of the Non-Competition Agreement, the Key Employee Agreements and the Key Employee Side Letters, and the other customary conditions described in Section 15 — “Conditions to the Offer.”
According to GFN, as of April 15, 2021, there were (a) 30,240,951 Shares issued and outstanding, (b) 911,765 Shares were issued and held by GFN in its treasury, (c) 400,100 shares of preferred stock of GFN, par value $0.0001 per share (the “Preferred Shares”) were issued and outstanding, of which 100 shares were Series B Preferred Stock and 400,000 were Series C Preferred Stock, (d) 599,900 Shares or Preferred Shares were reserved for issuance, (e) 321,220 Shares reserved for issuance pursuant to the Amended and Restated 2014 Stock Incentive Plan and 2009 Stock Incentive Plan, in each case, as amended from time to time (the “GFN Stock Plans”), (e) 1,452,199 Shares were underlying outstanding GFN Options, (f) 57,528 Shares were underlying outstanding GFN RSUs and (g) 403,428 Shares were underlying outstanding GFN Restricted Stock. Based upon the foregoing and assuming that (i) no other Shares were or are issued after April 15, 2021 and (ii) no GFN Equity Awards or other equity-based awards denominated in Shares have been granted or have expired after April 15, 2021, the Minimum Condition would be satisfied if at least (A) 15,120,476 Shares, assuming GFN did not and does not receive a notice of exercise with respect to any GFN Options prior to the expiration of the Offer, or (B) 15,846,576 Shares, assuming GFN receives notices of exercise with respect to all GFN Options prior to the expiration of the Offer, are validly tendered and not properly withdrawn prior to the Expiration Time. The actual number and percentage of outstanding Shares that are required to be tendered to satisfy the Minimum Condition will depend on the actual number of Shares outstanding at the Expiration Time.
In connection with the entry of the Merger Agreement, the Supporting Stockholders entered into a tender and support agreement, dated April 15, 2021, with URNA and us, pursuant to which these stockholders have, subject to certain limitations and exceptions, agreed to validly tender their respective Shares in connection with the Offer, which Shares collectively represented approximately 38.5% of the outstanding Shares as of April 15, 2021. See Section 11 — “The Merger Agreement; Other Agreements —  Tender and Support Agreement.”
The Merger will be governed by Section 251(h) of the DGCL. Accordingly, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, URNA, we and GFN will cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of stockholders of GFN in accordance with Section 251(h) of the DGCL. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Application of Section 251(h) of the DGCL.” At the Effective Time, our directors immediately prior to the Effective Time will be the only directors of the Surviving Corporation.
Appraisal rights are not available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer, (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. The “fair value” could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). See Section 17 —  “Certain Legal Matters; Regulatory Approvals — Appraisal Rights.”
This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER
1.
Terms of the Offer.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), at or as promptly as practicable following the Expiration Time, Merger Sub will (and URNA will cause Merger Sub to) accept for payment and at or promptly after the Expiration Time (but no later than within two business days following the Expiration Time) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as permitted under Section 4 — “Withdrawal Rights.”
The Offer is not subject to any financing condition. The Offer is conditioned upon the satisfaction of the Minimum Condition, the satisfaction or waiver by us and URNA of the Regulatory Approval Conditions, the absence of a revocation or rescission of the Non-Competition Agreement, the Key Employee Agreements and the Key Employee Side Letters, and the other customary conditions described in Section 15 — “Conditions to the Offer.”
We expressly reserve the right to (i) increase the Offer Price, (ii) waive any condition described in Section 15 — “Conditions to the Offer” (each, an “Offer Condition”) other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that without the prior written consent of GFN, we will not, and URNA will cause us not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other terms of the Offer in a manner adverse to the holders of Shares.
There will not be a subsequent offering period for the Offer. Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URNA and GFN will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time. Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. We do not expect there to be a significant period of time between the consummation of the Offer and the Closing.
The Merger Agreement separately provides that we are required to extend the Offer beyond the initial Expiration Time on one or more occasions in consecutive increments of up to 5 business days (or such longer period with the prior consent of GFN (not to be unreasonably withheld, conditioned or delayed)) per extension if, as of the scheduled Expiration Time, any Offer Condition is not satisfied or waived by us and by URNA (to the extent such waiver is permitted under the Merger Agreement and applicable law), to permit such Offer Condition to be satisfied. In addition, we will (and URNA will cause us to) extend the Offer for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or NASDAQ or its staff. The Merger Agreement provides that we are not required or, without the prior consent of GFN (not to be unreasonably withheld, conditioned or delayed), permitted, to extend the Offer beyond the End Date, as summarized below in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.” For purposes of the Offer, as provided under the Exchange Act, a “business day” means any day other than a Saturday, Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York.
If we extend the Offer, are delayed in our acceptance for payment of Shares, are delayed in payment after the Offer Acceptance Time or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under Section 4 — “Withdrawal Rights.”

However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.
If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act and the interpretations thereunder. The minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of 10 business days may be required to allow for adequate dissemination to stockholders and investor response. In accordance with the foregoing view of the SEC and applicable law, if, prior to the Expiration Time, and subject to the limitations of the Merger Agreement, we change the number of Shares being sought or the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such 10th business day.
If, prior to the Expiration Time, we increase the consideration being paid for Shares, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of such increase in consideration.
Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 A.M., New York time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on GFN’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.
2.
Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), at or as promptly as practicable following the Expiration Time, Merger Sub will (and URNA will cause Merger Sub to) irrevocably accept for payment and at or promptly after the Expiration Time (but no later than within two business days following the Expiration Time) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer.
In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•
for Shares held as physical certificates, the certificates evidencing such Shares (“Share Certificates”) or, for Shares held in book-entry form, confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at DTC, in each case pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•
a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal; and

•
any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending upon when the above referenced items (including Share Certificates or Book-Entry Confirmations with respect to tendered Shares) are actually received by the Depositary.
For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or we are unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or delay in making such payment.
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” such Shares will be credited to an account maintained at DTC), in each case, promptly following the expiration or termination of the Offer.
We reserve the right to transfer or assign in whole or in part from time to time to another wholly owned subsidiary of URNA or us the right to purchase all or any Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice your rights to receive payment for Shares validly tendered and not withdrawn pursuant to the Offer.
3.
Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.   No alternative, conditional or contingent tenders will be accepted. In order for a GFN stockholder to validly tender Shares pursuant to the Offer, the stockholder must follow one of the following procedures:
•
for Shares held as physical certificates, the Share Certificates, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time;

•
for Shares held in book-entry form, either a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and such Shares must be delivered according to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation must be received by the Depositary, in each case before the Expiration Time; or

•
for Shares tendered by a Notice of Guaranteed Delivery, the tendering stockholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” before the Expiration Time.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation that states that DTC has received an express acknowledgment from the participant in DTC’s systems tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other required documents (for example, in certain circumstances, a completed IRS Form W-9 that is included in the Letter of Transmittal or a completed, applicable IRS Form W-8) must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.
Signature Guarantees.   No signature guarantee is required on the Letter of Transmittal if:
•
the Letter of Transmittal is signed by each registered holder (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•
Shares tendered pursuant to such Letter of Transmittal are for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”).

In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery.   If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:
•
such tender is made by or through an Eligible Institution;

•
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received prior to the Expiration Time by the Depositary as provided below; and

•
the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, or, in the case of book-entry transfers of Shares, either such Letter of Transmittal or an Agent’s Message in lieu of such Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ trading days after the date of execution of such Notice of Guaranteed Delivery.

A Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC.
Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary.
The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when the Offer Acceptance Time occurs, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion. We reserve the absolute right to reject any and all tenders we determine not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.
Appointment as Proxy.   By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal) as set forth above, unless Shares relating to such Letter of Transmittal or Agent’s Message are properly withdrawn pursuant to the

Offer, the tendering stockholder will irrevocably appoint our designees, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if and when, and only to the extent that, we accept such Shares for payment pursuant to the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each of our designees will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including in respect of any annual, special or adjourned meeting of stockholders or otherwise, as such designee in its sole discretion deems proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon the occurrence of the Offer Acceptance Time, we must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.
The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of GFN’s stockholders.
GFN Equity Awards.   The Offer is made only for outstanding Shares and is not made for any GFN Equity Awards. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Treatment of GFN Equity Awards” for a description of the treatment of the GFN Equity Awards.
Backup Withholding.   To prevent U.S. federal “backup withholding” with respect to payment of the Offer Price of Shares purchased pursuant to the Offer, each stockholder (including any stockholder that tenders Shares pursuant to the Offer pursuant to the book-entry transfer procedures described above in this Section 3) should provide the Depositary with its correct taxpayer identification number (if applicable) and certify that it is not subject to backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or an applicable IRS Form W-8 or by otherwise furnishing other applicable documentation certifying such stockholder’s exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal and Section 5 — “Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger” of this Offer to Purchase for a more detailed discussion of backup withholding.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after 60 days from the commencement of the Offer, unless such Shares have already been accepted for payment by us pursuant to the Offer.
For a withdrawal to be proper and effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Book-Entry Transfer,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act.
Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, Shares that have been properly withdrawn may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Valid Tender of Shares.”
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us in our sole discretion. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, regardless of whether or not similar defects or irregularities are waived in the case of other stockholders. None of us, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
5.
Certain Material U.S. Federal Income Tax Consequences of the Offer and the Merger.

The following is a summary of certain material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer and the Merger. This summary does not apply to any right to purchase capital stock of GFN and does not apply to holders who receive cash pursuant to the exercise of appraisal rights. This summary applies only to holders that hold their Shares as capital assets for U.S. federal income tax purposes (generally, property held for investment), and may not apply to Shares received pursuant to the exercise of employee stock options pursuant to restricted stock units or otherwise as compensation, Shares held as “qualified small business stock” or “Section 1244 stock,” Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (including, but not limited to, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, banks, insurance companies, tax-exempt organizations, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the U.S. alternative minimum or Medicare taxes, federal gift or estate tax, or state, local or foreign taxation.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the tax treatment of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of exchanging Shares pursuant to the Offer or the Merger.
This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to GFN Equity Awards that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Merger.
THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE BASED ON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH HOLDER,

INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT, STATE, LOCAL AND OTHER TAX LAWS.
United States Holders.   For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:
•
a citizen or resident of the United States;

•
a domestic corporation;

•
an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between such United States Holder’s adjusted federal income tax basis in such Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), such Shares were held for more than one year. Long-term capital gains recognized by an individual generally will be taxed at preferential rates. Net capital losses may be subject to limits on deductibility. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted into the right to receive cash in the Merger. Each United States Holder should consult such United States Holder’s tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger should be allocated among the United States Holder’s respective different blocks of Shares.
Non-United States Holders.   For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is not a United States Holder.
In general, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger unless:
•
the gain is “effectively connected” with the Non-United States Holder’s conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that such holder maintains in the United States, if that is required by an applicable income tax treaty as a condition for subjecting such holder to U.S. taxation on a net income basis;

•
the Non-United States Holder is an individual present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•
GFN is or has been a United States real property holding corporation for U.S. federal income tax purposes and the Non-United States Holder held, directly or indirectly, at any time during the five-year period ending on the date of sale (or, if applicable, the date of the Merger), more than 5% of Shares and such holder is not eligible for any treaty exemption.

Unless a tax treaty provides otherwise, gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis in the same manner as if the Non-United States Holder were a resident of the United States. Non-United States Holders that are corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate) on such effectively connected gains, as adjusted for certain items. Gains described in the second bullet point above generally will be subject to U.S. federal income tax at a flat 30% rate (or applicable lower treaty rate), but may be offset by U.S. source capital losses. Non-United States Holders are urged to consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

In general, GFN would be a United States real property holding corporation if interests in U.S. real estate comprised (by fair market value) at least half of GFN’s total worldwide interests in real property plus GFN’s business assets. GFN believes that it is not, and does not anticipate becoming, a United States real property holding corporation before the date of sale (or, if applicable, the date of the Merger) for U.S. federal income tax purposes. Even if GFN were treated as a United States real property holding corporation, such treatment will not cause gain realized by a Non-United States Holder on a disposition of Shares to be subject to U.S. federal income tax so long as (1) the Non-United States Holder owned, directly, indirectly and constructively, no more than 5% of GFN’s common stock at all times within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-United States Holder’s holding period and (2) the Shares are regularly traded on an established securities market.
Information Reporting and Backup Withholding.   Payments made to a non-corporate United States Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding.” See Section 3 — “Procedures for Accepting the Offer and Tendering Shares — Backup Withholding” of this Offer to Purchase.
Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) that it is not a United States person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering United States Holders may be able to prevent backup withholding by completing the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN or IRS Form W-8BEN-E (or other documentation upon which a payor may rely to treat the payment as made to a Non-United States Holder).
6.
Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “GFN.”
The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on NASDAQ as reported on NASDAQ:
	High	Low
Year Ended December 31, 2018:
First Quarter	$7.50	$6.80
Second Quarter	$13.55	$7.10
Third Quarter	$15.95	$13.10
Fourth Quarter	$16.00	$9.03
Year Ended December 31, 2019:
First Quarter	$11.16	$9.02
Second Quarter	$9.67	$7.63
Third Quarter	$10.50	$6.98
Fourth Quarter	$11.07	$8.13
Year Ended December 31, 2020:
First Quarter	$11.18	$5.04

	High	Low
Second Quarter	$7.11	$4.86
Third Quarter	$7.19	$5.80
Fourth Quarter	$9.25	$5.83
According to GFN, as of April 15, 2021, there were (a) 30,240,951 Shares issued and outstanding, (b) 911,765 Shares were issued and held by GFN in its treasury, (c) 400,100 shares of preferred stock of GFN, par value $0.0001 per share (the “Preferred Shares”) were issued and outstanding, of which 100 shares were Series B Preferred Stock and 400,000 were Series C Preferred Stock, (d) 599,900 Shares or Preferred Shares were reserved for issuance, (e) 321,220 Shares reserved for issuance pursuant to the GFN Stock Plans, (e) 1,452,199 Shares were underlying outstanding GFN Options, (f) 57,528 Shares were underlying outstanding GFN RSUs and (g) 403,428 Shares were underlying outstanding GFN Restricted Stock. Based upon the foregoing and assuming that (i) no other Shares were or are issued after April 15, 2021 and (ii) no GFN Equity Awards or other equity-based awards denominated in Shares have been granted or have expired after April 15, 2021, the Minimum Condition would be satisfied if at least (A) 15,120,476 Shares, assuming GFN did not and does not receive a notice of exercise with respect to any GFN Options prior to the expiration of the Offer, or (B) 15,846,576 Shares, assuming GFN receives notices of exercise with respect to all GFN Options prior to the expiration of the Offer, are validly tendered and not properly withdrawn prior to the Expiration Time.
The Offer Price of $19.00 per Share represents an approximate:
•
56.1% premium over the closing price per Share of $12.17 reported on NASDAQ on April 15, 2021, the last full trading day before we announced the execution of the Merger Agreement and the Offer; and

•
77.7% premium over the average closing trading price of Shares of $10.69 for the 60-day period ending on April 15, 2021.

On April 23, 2021, the last trading day before we commenced the Offer, the closing price per Share reported on NASDAQ was $18.98 per Share.
We encourage you to obtain a recent quotation for Shares before deciding whether to tender your Shares.
GFN has never declared or paid cash dividends with respect to the Shares. Under the terms of the Merger Agreement, GFN is not permitted to declare or pay any dividend in respect of the Shares without URNA’s prior written consent. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of GFN.”
7.
Certain Information Concerning GFN.

Except as otherwise set forth in this Offer to Purchase, the information concerning GFN contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of us, URNA or the Information Agent take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by GFN to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us, URNA and the Information Agent.
General.   GFN was incorporated in the State of Delaware on October 14, 2005. The principal executive offices are located at 39 East Union Street, Pasadena, California 91103, and the telephone number is (626) 584-9722.
GFN is a is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. GFN’s North America operations consist of wholly-owned subsidiaries Pac-Van, Inc., a leading provider of portable storage and office containers, mobile offices and modular buildings; and Lone Star Tank Rental Inc., a provider of liquid storage tank containers. Additionally, GFN has wholly-owned subsidiaries under the trade name Royal Wolf, a leading lessor of portable storage solutions in

Australia and New Zealand; and Southern Frac, LLC, a manufacturer of portable liquid storage tank containers in North America and, under the trade name Southern Fabrication Specialties, other steel products.
Available Information.   GFN files annual, quarterly and current reports, proxy statements and other information with the SEC. GFN’s SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document GFN files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GFN maintains a website at www.generalfinance.com. These website addresses are not intended to function as hyperlinks, and the information contained on GFN’s websites and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
8.
Certain Information Concerning Merger Sub, URNA and URI.

Merger Sub.   We are a Delaware corporation and a wholly owned subsidiary of URNA and were formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement, including the Offer and the Merger. To date, we have not carried on any activities other than those related to our formation, the Merger Agreement, the Offer and the Merger. We have minimal assets and liabilities other than the contractual rights and obligations as set forth in the Merger Agreement. As soon as practicable following the Offer Acceptance Time and the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we will merge with and into GFN, with GFN continuing as the Surviving Corporation. Our principal executive offices are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131.
URNA.   URNA is a Delaware corporation and wholly owned subsidiary of URI, through which URI conducts its businesses. The principal executive offices of URNA are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131.
URI.   United Rentals, Inc., or URI, is a Delaware corporation. The principal executive offices of URNA are located at 100 First Stamford Place, Suite 700, Stamford, CT 06902. The telephone number at such office is (203) 622-3131. URI is the largest equipment rental company in the world. URI has an integrated network of 1,154 rental locations in North America and 11 in Europe. In North America, URI operates in 49 states and every Canadian province. URI’s approximately 18,250 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. URI offers approximately 4,000 classes of equipment for rent with a total original cost of $13.78 billion.
The name, country of citizenship, business address, business telephone number, current principal occupation or employment (including the name, principal business and address of the corporation or other organization in which such employment or occupation is conducted) and material occupations, positions, offices or employment held during the past five years (including the starting and ending dates of each and the name, principal business and address of the corporation or other organization in which such occupation was conducted), of each of the directors and executive officers of Merger Sub, URNA and URI are set forth in Annex A of this Offer to Purchase.
We refer to Merger Sub, URNA, URI and their respective subsidiaries and affiliates, collectively, as United Rentals.
Except as set forth elsewhere in this Offer to Purchase (including Section 10 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with GFN,” Section 11 — “The Merger Agreement; Other Agreements” and Annex A): (i) none of Merger Sub, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons or entities listed in Annex A, or any associate or majority-owned subsidiary of the foregoing, has beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) of any Shares or any other securities of GFN, (ii) none of Merger Sub, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the other persons or entities referred to in clause (i) has been party to any transaction in the Shares during the 60-day period preceding the date of this Offer to Purchase, (iii) during the two years prior to the date of this Offer to Purchase, there have been no transactions between us, URNA and URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and GFN or any of its executive officers, directors or affiliates, on the other hand, (iv) during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contracts between us, URNA and URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons listed in Annex A, on the one hand, and GFN or any of its affiliates, on the other hand, concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of GFN securities, election of GFN directors or sale or other transfer of a material amount of GFN assets, (v) there are no present or proposed material agreements, arrangements, understandings or relationships between us, URNA and URI or any of our or their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and GFN or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand, and (vi) during the past five years, none of us, URNA, URI or, to our knowledge or the knowledge of URNA and URI after reasonable inquiry, any of the persons or entities listed in Annex A, has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him, her or it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Available Information.   Pursuant to Rule 14d-3 under the Exchange Act, we, URNA and URI have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, which we refer to as the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO and such documents are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document filed by us and/or URNA and/or URI with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. URI maintains a website at www.unitedrentals.com. These website addresses are not intended to function as hyperlinks, and the information contained on URI’s website and on the SEC’s website is not incorporated by reference in this Offer to Purchase and you should not consider it a part of this Offer to Purchase.
9.
Source and Amount of Funds.

The Offer is not subject to any financing condition. We estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $996 million. URNA will provide or cause to be provided to us sufficient funds to pay all fees and expenses contemplated by the Merger Agreement, including to purchase all Shares validly tendered in the Offer, and will provide funding for our acquisition of the remaining Shares in the Merger.
URNA expects to fund the cash requirements to consummate the Offer, the Merger and the other transactions contemplated in the Merger Agreement with cash on hand and available borrowing capacity under URNA’s senior secured asset-based revolving credit facility (“ABL Facility”).
The ABL Facility provides up to $3.75 billion in borrowings on a revolving basis, subject to the value of the borrowing base of eligible assets at any time. The proceeds of borrowings under the ABL Facility may be used for acquisitions by URNA and its subsidiaries. Borrowings under the ABL Facility are available through 2024. Amounts drawn under the ABL Facility in U.S. dollars bear annual interest at (i) at the London Interbank Offered Rate (“LIBOR”) rate plus a margin of 1.25% to 1.75%, or (ii) a base rate (equal to the highest of Bank of America, N.A.’s prime rate, the federal funds rate plus 0.5% and 30-day LIBOR plus 1.0%) plus a margin of 0.25% to 0.75%. The interest rate margins are subject to adjustments based on utilization of the ABL Facility and, under certain circumstances, URNA’s total indebtedness leverage ratio on a consolidated basis. The ABL Facility also permits borrowings (up to established sub-limits) for URNA’s Canadian subsidiaries and other non-U.S. subsidiaries. As of March 31, 2021, URNA had available borrowing capacity of $3.191 billion under the ABL Facility.
URI and (subject to certain limited exceptions) direct or indirect U.S. subsidiaries of URI Holdings (the “U.S. Guarantors”) provide unconditional guarantees of the obligations of URNA and certain of its domestic subsidiaries (the “U.S. Borrowers”) under the ABL Facility. In addition, the U.S. Guarantors and (subject to certain limited exceptions) each Canadian subsidiary of URI (the “non-U.S. Guarantors” and together with the U.S. Guarantors, the “Guarantors”) provide unconditional guarantees of the obligations of the borrowers under the ABL Facility organized under the laws of Canada (the “Canadian Borrowers”), the borrowers under the ABL Facility organized under the laws of France (the “French Borrowers”) and the borrowers under the ABL Facility organized under the laws of any jurisdiction outside the U.S., Canada or France (the “ROW Borrowers” and, together with the U.S. Borrowers, the Canadian Borrowers and the French Borrowers, the “Borrowers”). In addition, the obligations of the Borrowers under the ABL Facility and the guarantees of the Guarantors are secured by first priority security interests in substantially all of the tangible and intangible assets of the U.S. Guarantors, including pledges of all stock or other equity interests in direct subsidiaries owned by the U.S. Guarantors (but only up to 65% of the voting stock of each direct foreign subsidiary owned by any U.S. Guarantor in the case of pledges securing the U.S. Borrowers’ and U.S. Guarantors’ obligations under the ABL Facility). Assets of the type described in the preceding sentence of any non-U.S. Guarantor are similarly pledged to secure the obligations of the Canadian Borrowers, the French Borrowers, the ROW Borrowers and the non-U.S. Guarantors under the ABL Facility. The security and pledges are subject to certain exceptions.
The ABL Facility contains a number of covenants that are typical for asset-backed revolving credit facilities and customary events of default. The ABL Facility does not include any financial covenants, other than a springing covenant to maintain a minimum fixed charge coverage ratio of at least 1.00 to 1.00 on a trailing four-quarter basis as of the last day of each quarter, which will be tested only when specified availability under the ABL Facility falls below 10% of the maximum revolver amount. The springing covenant is not currently in effect due to specified availability in excess of 10% of the maximum revolver amount.
Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon URI’s or URNA’s receipt of financing. No alternative financing arrangement or alternative financing plans have been made. URNA does not currently have any plans or arrangement to finance or repay (or cause to be financed or repaid) amounts borrowed under the ABL Facility.
URNA believes that the financial condition of URI, URNA, Merger Sub or their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the consummation of the Offer (or the Merger) is not subject to any financing condition, (iii) we, through URNA, will have sufficient funds available to us to consummate the Offer and the Merger and (iv) if Merger Sub consummates the Offer, Merger Sub will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).
10.
Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements with GFN.

URI regularly evaluates its business and development plans and considers a variety of strategic opportunities to enhance its existing business and operations as well as stockholder value. As part of this process, URI regularly considers numerous strategic acquisitions in connection with the objective of continuing to expand URI’s equipment rental business in North America and globally.
In the course of URI’s regular exploration of strategic opportunities, URI expressed an interest in participating in a whole-company auction process commenced by GFN in early 2019. On March 1, 2019, URI and GFN executed a confidentiality agreement (the “Confidentiality Agreement”) in connection with URI’s participation in such auction process. Representatives of GFN senior management and URI senior management engaged in preliminary due diligence and discussions regarding a potential acquisition of GFN by URI in connection with such process. URI determined to not submit any indication of interest at such time.
In December 2020, URI senior management began to consider again whether to explore strategic opportunities with GFN.
On February 22, 2021, a representative of URI senior management emailed Jody Miller, the chief executive officer of GFN, to schedule a time for them to speak. Mr. Miller responded via email that he was available to speak on February 25, 2021.
On February 25, 2021, a representative of URI senior management had a telephonic discussion with Mr. Miller to discuss whether GFN would have any interest in exploring potential commercial opportunities with URI. During that conversation, Mr. Miller asked whether URI would have any interest in acquiring GFN.

On March 2, 2021, a representative of URI senior management had a telephonic discussion with Mr. Miller regarding URI’s interest in exploring a potential acquisition of GFN, including with respect to a potential transaction timeline and potential purchase price. Following such discussion, URI delivered to Mr. Miller a non-binding written proposal setting forth URI’s proposal to acquire GFN at a price in the range of $19.00-$20.00 per Share, subject to the satisfactory completion of due diligence and the negotiation of a mutually satisfactory merger agreement.
On March 3, 2021, following a meeting of the GFN Board, Mr. Miller responded to URI, requesting additional information from URI regarding its proposal, including with respect to URI’s estimated timeline to close a transaction, the transaction structure, details around the merger consideration and URI’s expected due diligence process and requirements.
Beginning in the first week of March, URI and Sullivan & Cromwell LLP (“S&C”), outside legal counsel to URI, commenced their due diligence review of GFN based on publicly filed GFN materials as well as materials provided in response to diligence requests from URI and S&C.
On March 9, 2021, at a video meeting of the URI board of directors, members of URI management discussed the potential opportunity to acquire GFN, considerations around the potential transaction structure, and the status of diligence and discussions with GFN. On the same day, a representative of URI senior management and Mr. Miller discussed URI’s proposal delivered to GFN on March 2, 2021.
On March 10, 2021, representatives of URI senior management and representatives of GFN senior management had a video meeting to introduce the two companies’ senior management teams and have high-level discussions regarding GFN’s businesses and operations.
On March 11, 2021, representatives of URI senior management and representatives of GFN senior management had a telephonic discussion regarding a potential acquisition by URI of only GFN’s North America business and a whole company acquisition.
On March 12, 2021, in response to GFN’s request for an updated proposal on price, URI delivered to GFN a non-binding written proposal setting forth URI’s offer to acquire GFN at a price of $18.00 per Share, subject to the satisfactory completion of due diligence and the negotiation of a mutually satisfactory merger agreement. Following receipt of this letter, Mr. Miller informed representatives of URI senior management that the value proposed was inadequate, and representatives of URI senior management and representatives of GFN senior management engaged in a discussion regarding potential alternative transaction structures that might provide more value to GFN and its stockholders. Following this discussion, URI delivered to GFN a revised non-binding written proposal to acquire GFN’s North American business for a price in the range of $760,000,000 to $775,000,000.
On March 14, 2021, representatives of URI senior management and representatives of GFN senior management had a telephonic meeting, together with representatives of S&C and Morrison & Foerster LLP (“Morrison & Foerster”), outside legal counsel to GFN, to discuss the potential transaction structures, including with respect to a sale of the GFN North American business. Subsequent to this meeting, URI management determined that it would submit a revised proposal to acquire GFN at a price of $18.00 per Share in cash, or, alternatively, to acquire GFN’s North American business at a price in the range of $760,000,000 to $775,000,000, provided that the closing of such transaction would not be subject to the closing of any other transaction.
Later that day, following a meeting of the GFN Board, Mr. Miller called a representative of URI senior management to inform URI that the GFN Board did not accept URI’s proposal but that the GFN Board would be willing to consider a proposal from URI at a higher valuation.
On March 15, 2021, URI delivered to GFN a revised non-binding written proposal setting forth a price of $19.00 per Share in cash to acquire the whole company, subject to the completion of due diligence and negotiation of a mutually satisfactory merger agreement. The proposal also requested that the parties work towards signing and announcing the transaction by April 15, 2021. On the same day, a representative of URI senior management and Ron Valenta, chairman of the GFN Board, discussed the proposed $19.00 per Share purchase price.

On March 16, 2021, Mr. Miller called a representative of URI senior management to confirm that GFN was willing to proceed based on URI’s March 15 proposal for a whole company acquisition of GFN at the price of $19.00 per Share in cash, subject to agreement on the terms and conditions to be included in a definitive agreement.
Commencing on March 17, 2021 and over the period lasting until the execution of the Merger Agreement, representatives of URI senior management and GFN senior management had regular telephonic discussions with respect to the terms of the proposed transaction, related regulatory matters, due diligence, and the preparation and negotiation of definitive transaction documents.
On March 26, 2021, at the request of Christopher Wilson, GFN’s General Counsel, URI and S&C delivered an initial draft of the GFN representations and warranties to be included in the merger agreement to Mr. Wilson.
On March 31, 2021, S&C delivered an initial draft of the merger agreement to Morrison & Foerster. The draft included the previously shared representations and warranties and contemplated a transaction structured as a tender offer to be followed by a merger. The draft merger agreement contemplated that certain stockholders of GFN would deliver a tender and support agreement to URI concurrent with execution of the merger agreement.
On April 2, 2021, GFN delivered to URI and S&C a list of the principal open issues in the draft merger agreement. On April 3, 2021, representatives of URI, S&C, GFN and Morrison & Foerster had a telephonic meeting to discuss the open issues in the merger agreement and the process for negotiating and finalizing the merger agreement.
On April 5, 2021, Morrison & Foerster delivered comments on certain portions of the merger agreement to S&C. Also on April 5, GFN delivered to S&C and URI an initial draft of a form of tender and support agreement as contemplated by the draft merger agreement. In the evening of April 5, 2021, representatives of URI senior management met in person with Mr. Miller and Mr. Valenta. At this meeting, the parties resolved certain open business issues in the merger agreement and agreed to continue to work towards signing and announcing a transaction by April 15, 2021.
On April 6, 2021, representatives of URI senior management, GFN senior management, Morrison & Foerster and S&C discussed various open issues in the draft merger agreement. On the same day, S&C delivered to GFN drafts of key employee agreements for the U.S. and Canadian employees and a draft non-compete agreement for Mr. Valenta.
On April 7, 2021, S&C sent a revised draft of the merger agreement to GFN and Morrison & Foerster. Later that day, representatives of URI senior management and S&C held a call with Mr. Wilson and representatives of Morrison & Foerster and to negotiate remaining open points in the merger agreement.
On April 8, 2021, GFN sent to URI and S&C a revised draft of the merger agreement. Also on April 8, S&C sent revised drafts of the tender and support agreement and merger agreement to GFN and Morrison & Foerster.
In the morning of April 9, 2021, Mr. Wilson engaged in discussions with a representative of URI senior management to discuss certain open points in the drafts of the merger agreement and tender and support agreement, subject to the finalization of URI’s due diligence and GFN’s disclosure schedules. Later that morning, S&C sent revised drafts of the merger agreement and the tender and support agreement to GFN and Morrison & Foerster, reflecting the outcome of such discussion on such open points in the merger agreement and tender and support agreement.
On April 10, 2021, GFN delivered to S&C and URI an initial draft of the GFN disclosure schedules to the merger agreement. Until the execution of the merger agreement on April 15, 2021, the parties exchanged comments on and several drafts of the GFN disclosure schedules in parallel with the completion of URI’s due diligence. Also during this period, the parties finalized the other ancillary agreements to the transaction.
On April 12, 2021, the URI board of directors held a video meeting with representatives of URI senior management and S&C in attendance, where the URI board of directors reviewed the terms of the merger agreement with management and S&C. The board of directors of each of URI and URNA unanimously determined it advisable and in their best interests and the best interests of their respective stockholders for URNA to enter into the merger agreement and consummate the Offer, the Merger and the other transactions contemplated by the merger agreement, approved the merger agreement in substantially the form presented to the board and the transactions contemplated thereby, and authorized representatives of URI senior management to negotiate and finalize the terms of the merger agreement.
Later on April 12, 2021, S&C sent a revised draft of the merger agreement to GFN and Morrison & Foerster reflecting certain updates to the provisions relating to the Preferred Stock Redemptions. On April 14 and 15, 2021, the parties exchanged further revisions to the merger agreement to finalize the document for execution.
Early in the evening of April 15, 2021, after the close of trading, Mr. Wilson informed representatives of URI senior management and S&C that the GFN Board had unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Shortly thereafter on the same day, the Merger Agreement was executed and delivered on behalf of each of GFN, URNA and Merger Sub, and the applicable stockholders of GFN executed and delivered the Tender and Support Agreement and other ancillary documents to the Merger Agreement. Later that day, URI and GFN issued a joint press release announcing the execution of the Merger Agreement.
On April 26, 2020, Merger Sub commenced the Offer, and GFN filed a Schedule 14D-9.
11.
The Merger Agreement; Other Agreements

The Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8 — “Certain Information Concerning Merger Sub, URNA and URI — Available Information.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about URNA, us and GFN or any of our or their respective affiliates contained in this Offer to Purchase or in our or their respective public reports filed with the SEC, as applicable, may supplement, update or modify the factual disclosures about URNA, us and GFN or any of our or their respective affiliates contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by URNA, us and GFN were qualified and subject to important limitations agreed to by URNA, us and GFN in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to consummate the Offer or the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in schedules that were provided by each party to the other but are not publicly filed as part of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this Offer to Purchase.
The Offer
The Merger Agreement provides that we will commence the Offer as promptly as practicable after the date of the Merger Agreement (but in no event later than April 26, 2021). Subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) by us and URNA of the conditions that are described in Section 15 — “Conditions to the Offer,” we will (and URNA will cause us to), at or as promptly as practicable following the Expiration Time, irrevocably accept for payment and at or as promptly as practicable after such acceptance (but in any event within two business days) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. The initial Expiration Time will be 12:00 midnight, New York time, at the end of the day of Friday, May 21, 2021.
Terms and Conditions of the Offer
Our obligations to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to Offer Conditions (as defined below). We expressly reserve the right to (i) increase the Offer Price, (ii) waive any Offer Condition other than the Minimum Condition and (iii) make any other changes to the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that without the prior written consent of GFN, we will not, and URNA will cause us not to, (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) decrease the maximum number of Shares sought to be purchased in the Offer, (D) impose any conditions to the Offer other than the Offer Conditions, (E) amend, modify or supplement any of the Offer Conditions in a manner that makes such Offer Condition more difficult to satisfy, (F) amend, modify or waive the Minimum Condition, (G) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (H) provide for any “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act or (I) otherwise amend, modify or supplement any of the other terms of the Offer in a manner adverse to the holders of Shares.
Extensions of the Offer
If, as of the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived by us and by URNA (to the extent such waiver is permitted under the Merger Agreement and applicable law), we are required to extend the Offer on one or more occasions, in consecutive increments of up to 5 business days (or such longer period with the prior consent of GFN (not to be unreasonably withheld, conditioned or delayed)) per extension (each such 5-business day increment to end at 5:00 p.m., New York time, on the last business day of such increment), to permit the satisfaction of such Offer Condition(s). In addition, we will, and URNA will cause us to, extend the Offer for the minimum period required by any legal requirement, interpretation or position of the SEC or its staff or NASDAQ or its staff. However, in no event will we be required or, without the prior consent of GFN (not to be unreasonably withheld, conditioned or delayed), permitted, to extend the Offer beyond the End Date or the termination of the Merger Agreement in accordance with its terms, as described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Termination of the Merger Agreement.”
GFN Board Recommendation
The GFN Board has, at a duly convened and held meeting, unanimously adopted resolutions (i) approving and declaring advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and the execution, delivery and performance by GFN of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (ii) resolving that the Merger shall be effected under Section 251(h) of the DGCL and consummated as soon as practicable following the consummation of the Offer, and (iii) recommending that GFN’s stockholders accept the Offer and tender their Shares in the Offer (such recommendation described in clauses (i) through (iii), the “GFN Recommendation”).
The Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the DGCL, at the Effective Time, which, subject to the satisfaction or waiver (to the extent such waiver is permitted under the Merger Agreement and applicable law) of the conditions set forth in the Merger Agreement, will occur as soon as practicable following the Offer Acceptance Time:

•
we will be merged with and into GFN, and, as a result of the Merger, our separate corporate existence will cease;

•
GFN will be the Surviving Corporation in the Merger and, following the Preferred Stock Redemptions (defined below), will become a wholly owned subsidiary of URNA; and

•
all of the properties, rights, privileges, powers and franchises of GFN and us will vest in GFN as the Surviving Corporation, and all of the debts, liabilities and duties of GFN and us will become the debts, liabilities and duties of GFN as the Surviving Corporation.

Application of Section 251(h) of the DGCL.   The Merger will be effected under Section 251(h) of the DGCL, without a vote of the stockholders of GFN. Accordingly, after the Offer Acceptance Time, URNA, we and GFN have agreed, subject to satisfaction of the conditions set forth in the Merger Agreement, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the stockholders of GFN.
Certificate of Incorporation; Bylaws.   The Merger Agreement provides that the certificate of incorporation of the Surviving Corporation will be amended and restated as of the Effective Time to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed, and the parties will take all actions necessary so that our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to our name will be replaced with references to the Surviving Corporation’s name.
Changes of Directors and Officers in Connection with the Offer and the Merger.   The Merger Agreement provides that (i) the parties will take all actions necessary so that the board of directors of Merger Sub immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation and (ii) the officers of GFN immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation.
Merger Closing Conditions.   Our obligations and the obligations of URNA and GFN to effect the Merger are subject to the satisfaction or waiver (to the extent such waiver is permitted by applicable law) of each of the following conditions:
•
there not having been enacted or issued by any governmental entity any law (whether temporary, preliminary or permanent) that is in effect and that makes unlawful or prevents the consummation of the Merger; and

•
Merger Sub having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

Merger Consideration.   At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by GFN as treasury stock or otherwise immediately prior to the Effective Time and Shares then held by URNA or Merger Sub that were accepted for payment by Merger Sub in the Offer (“Excluded Shares”) and Shares for which appraisal has been duly demanded in connection with the Merger and the right thereto under the DGCL has not been effectively withdrawn or otherwise waived or lost, as described in Section 17 — “Certain Legal Matters; Regulatory Approvals — Appraisal Rights” (“Dissenting Shares”)) will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration, without interest, less any applicable withholding of taxes.
Payment for Shares.   Prior to the Effective Time, URNA will designate, after reasonable consultation with GFN and pursuant to the terms of the Merger Agreement, a paying agent (in such capacity, the “Paying Agent”) for the holders of Shares to receive the funds to which holders of such Shares become entitled pursuant to the Merger. At or prior to the Effective Time, URNA will deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments in respect of the Shares (other than Excluded Shares and Dissenting Shares) and the GFN Equity Awards not paid through GFN’s payroll system pursuant to the Merger Agreement.
As promptly as practicable after the Effective Time (but in any event within three business days thereafter), URNA will cause the Paying Agent to mail or otherwise provide to each holder of record of

Shares (other than Dissenting Shares and Excluded Shares) that are represented by certificates or are non-certificated Shares represented by book-entry (“Book-Entry Shares”) not held, directly or indirectly, through DTC, notice advising such holders of the effectiveness of the Merger, which notice will include (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Share Certificates or such Book-Entry Shares will pass only upon proper delivery of the Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) to the Paying Agent) and (ii) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) or such Book-Entry Shares to the Paying Agent in exchange for the payment of the Merger Consideration to which such holder is entitled.
With respect to non-certificated Shares held in book entry form (“Book Entry Shares”) held, directly or indirectly, through DTC, URNA and GFN will cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and any other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit the Merger Consideration to which the beneficial owners of such Book Entry Shares are entitled to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of Shares (other the Dissenting Shares or Excluded Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by URNA, GFN, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries.
Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of Share Certificates, as provided in the Merger Agreement and described below) or Book-Entry Shares for cancellation, together with such letter of transmittal, duly completed and executed, and such other customary documents as may reasonably be required by the Paying Agent (or, with respect to Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares or, in the case of Book-Entry Shares held, directly or indirectly, through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by GFN, URNA, the Paying Agent, DTC, DTC’s nominees and such other necessary or desirable third-party intermediaries), the holder of such Share Certificates or Book-Entry Shares will be entitled to receive in exchange for such Share Certificates or Book-Entry Shares (after giving effect to any required tax withholdings) the Merger Consideration for each Share formerly evidenced by such Share Certificates or Book-Entry Shares. In the event of a transfer of ownership of any Share Certificate that is not registered in the stock transfer books or ledger of GFN or if the Merger Consideration is to be paid in a name other than that in which the Share Certificate surrendered or transferred in exchange therefor is registered in the stock transfer books or ledger of GFN, a check for any cash to be exchanged upon surrender of such Share Certificate may be issued to the transferee if the Share Certificate is properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to URNA and the Paying Agent. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of GFN.
In the event that any Share Certificate has been lost, stolen or destroyed, if the person claiming that such Share Certificate is lost, stolen or destroyed makes an affidavit of such fact and, if required by URNA or the Paying Agent, posts bond in customary amount and upon such terms as may be required by URNA or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will, in exchange for such Certificate, issue a check in the amount (after giving effect to any required tax withholdings) of the Merger Consideration.
Any portion of the funds which had been made available to the Paying Agent that remains unclaimed by the holders of Shares (other than Dissenting Shares and Excluded Shares) for 12 months from and after the date of the Closing (the “Closing Date”) will be delivered to URNA or the Surviving Corporation, as determined by URNA, and, thereafter, any holder of Shares (other than Dissenting Shares and Excluded Shares) who has not theretofore complied with the procedures, materials and instructions contemplated by the Merger Agreement and any holder of GFN Equity Awards who has not received the payments to which such holder is entitled pursuant to the Merger Agreement to be paid by the Paying Agent may thereafter look only to the Surviving Corporation as a general creditor of such holder and the Surviving Corporation will remain liable for such payments (after giving effect to any required tax withholdings) in respect of such payments (subject to abandoned property, escheat and other similar legal requirements). None of the Surviving Corporation, URNA, the Paying Agent or any other person will be liable to any former holder of Shares or GFN Equity Awards for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar legal requirements.
Each of URNA, the Surviving Corporation and the Paying Agent (and any of their respective affiliates) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any person such amounts as it is required to deduct and withhold with respect to the making of such making under the U.S. Internal Revenue Code or any other applicable tax legal requirement. To the extent that amounts are so withheld, such withheld amounts will be paid to the applicable governmental entity and will be treated for all purposes of the Merger Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Treatment of GFN Equity Awards
At the Effective Time, each GFN Option, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled and will entitle the holders thereof to receive (without interest) an amount in cash equal to the product of (i) the number of Shares subject to such GFN Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Offer Price over (B) the exercise price per Share of such GFN Option, less any applicable withholding taxes. Any GFN Options with an exercise price per share greater than or equal to the Offer Price will be cancelled at the Effective Time for no consideration or payment.
At the Effective Time, any vesting conditions applicable to each outstanding GFN Restricted Stock will, automatically and without any required action on the part of the holder thereof, accelerate in full and will be converted into, and become exchanged for the Merger Consideration, less any applicable withholding taxes.
At the Effective Time, any vesting conditions applicable to each outstanding GFN RSU, will, automatically and without any required action on the part of the holder thereof, accelerate in full and be cancelled and will only entitle the holder thereof to receive (without interest) an amount in cash equal to (i) the number of Shares subject to such GFN RSU immediately prior to the Effective Time multiplied by (ii) the Offer Price, less any applicable withholding taxes, except that, with respect to any GFN RSUs that constitute nonqualified deferred compensation subject to Section 409A of the U.S. Internal Revenue Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the U.S. Internal Revenue Code, such payment will be made at the earliest time permitted under the applicable GFN Stock Plan and award agreement that will not trigger a tax or penalty under Section 409A of the U.S. Internal Revenue Code.
As soon as reasonably practicable after the Effective Time (and in any event no later than the next payroll date), the Surviving Corporation will, through the Surviving Corporation’s Shareworks equity compensation payments system or other applicable equity compensation payments system, pay or cause to be paid to the holders of GFN Equity Awards the amounts described in the applicable preceding paragraphs, except that, to the extent the holder of a GFN Equity Award is not and was not at any time during the applicable vesting period an employee of GFN or any of its subsidiaries, such amounts will not be paid through the payroll system, but will be paid by the Paying Agent as described above in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Payment for Shares.”]
Representations and Warranties
The Merger Agreement contains representations and warranties of GFN, URNA and us.
Some of the representations and warranties in the Merger Agreement made by GFN, URNA and us are qualified as to “materiality,” “knowledge” and, with respect to GFN, “Material Adverse Effect.” For purposes of the Merger Agreement, “Material Adverse Effect” means any event, change, development, circumstance, fact or effect that, individually or taken together with any other events, changes, developments, circumstances, facts or effects that have occurred prior to the date of determination of the occurrence of a

Material Adverse Effect, (a) is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities (fixed, contingent or otherwise), business operations or results of operations of GFN and its subsidiaries (taken as a whole) or (b) would prevent, materially delay or materially impair the ability of GFN to consummate the Offer and/or the Merger; provided, however, that, with respect to clause (a), no such event, change, development, circumstance, fact or effect to the extent resulting from any of the following, either individually or in the aggregate, will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:
(i)
events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in the geographic markets in which GFN or any of its subsidiaries operate or their products or services are sold;

(ii)
events, changes, developments, circumstances, facts or effects that are the result of factors generally affecting the industries in which GFN or any of its subsidiaries operate in the geographic markets in which they operate or where their products or services are sold;

(iii)
events, changes, developments, circumstances, facts or effects arising from the announcement of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the identity of URNA, Merger Sub or their affiliates as the acquiror of GFN, including in or with respect to, the relationship of GFN or any of its subsidiaries, contractual or otherwise, with customers, governmental entities, employees, labor unions, labor organizations, works councils or similar organizations, suppliers, distributors, financing sources, partners or similar relationship, or any transaction litigation (but not any finally adjudicated breach of fiduciary duty or violation of law itself);

(iv)
changes in United States generally accepted accounting principles (“GAAP”) or in any applicable law, including changes in COVID-19 measures;

(v)
any failure by GFN to meet any internal or public projections or forecasts or estimates of revenues or earnings; provided that any event, change, development, circumstance, fact or effect underlying such failure may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur;

(vi)
any event, change, development or effect resulting from acts of war (whether or not declared), civil disobedience or unrest, sabotage, terrorism, military or para-military actions or the escalation of any of the foregoing, any natural disaster or calamity or any outbreak of illness or other public health event (including COVID-19 and variants thereof and other pandemics), in each case to the extent not caused by GFN or any of its subsidiaries or its or their respective representatives;

(vii)
a decline in the market price of the Shares on the NASDAQ; provided that any event, change, development or effect underlying such decline in market price may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur; or

(viii)
any action taken (or failure to take action) by GFN that is expressly required or prohibited (as applicable) by the terms of the Merger;

provided, further, that, with respect to clauses “(i),” “(ii),” “(iv)” or “(vi)” above, such events, changes, developments, circumstances, facts or effects (as the case may be) will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent (but only to such extent) they disproportionately adversely affect GFN and its subsidiaries (taken as a whole) relative to other companies operating in the industries in which GFN and its subsidiaries operate.
In the Merger Agreement, GFN has made customary representations and warranties to URNA and us with respect to, among other things:
•
the due organization, valid existence, good standing and qualification to do business of GFN and its subsidiaries;

•
the organizational documents of GFN and its subsidiaries;

•
GFN’s capitalization;

•
the subsidiaries of GFN;

•
the corporate authority and power of GFN to perform under the Merger Agreement and the binding nature of the Merger Agreement;

•
the non-applicability of filings, notices, consents, registrations, approvals, permits or authorizations with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•
the absence of any conflict between the execution and delivery of and performance under the Merger Agreement by GFN and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational documents or certain agreements of GFN and its subsidiaries or applicable laws, on the other hand;

•
compliance with applicable laws and regulatory requirements;

•
compliance with certain anti-corruption and anti-bribery laws and export control laws;

•
title to assets of GFN and its subsidiaries;

•
GFN’s SEC filings and financial statements;

•
GFN’s internal controls and procedures;

•
the absence of certain undisclosed liabilities;

•
the absence of litigation or other legal proceedings, orders, claims or investigations;

•
the absence of certain changes;

•
material contracts and the absence of any defaults under material contracts;

•
employee benefit matters;

•
labor matters;

•
environmental matters;

•
tax matters, including filings of tax returns and payment of taxes;

•
real property;

•
GFN intellectual property and data privacy matters, including the absence of infringement of rights of others;

•
insurance coverage;

•
top customers and top suppliers;

•
the inapplicability of any anti-takeover law to the Merger Agreement and the transactions contemplated by the Merger Agreement;

•
parties entitled to financial advisory fees based on GFN’s arrangements;

•
the inapplicability of a stockholder vote required to authorize or adopt the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement; and

•
the accuracy of information supplied by GFN for inclusion in this Offer to Purchase, and the absence of material untrue statements or omissions in the Schedule 14D-9.

In the Merger Agreement, we and URNA have made customary representations and warranties to GFN with respect to, among other things:
•
the due organization, valid existence, good standing and qualification to do business of URNA and Merger Sub;

•
the organizational documents of URNA and Merger Sub;

•
Merger Sub’s capitalization;

•
the corporate authority and power of URNA and Merger Sub to perform under the Merger Agreement and the binding nature of the Merger Agreement;

•
the non-applicability of filings, notices, consents, registrations, approvals, permits or authorizations with any governmental entity in connection with the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement;

•
the absence of any conflict between the execution and delivery of and performance under the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, on the one hand, and the organizational or governing documents or certain agreements of URNA and Merger Sub or applicable laws, on the other hand;

•
the absence of litigation or other legal proceedings, orders, claims or investigations;

•
the availability of funds sufficient to consummate the transactions contemplated by the Merger Agreement;

•
parties entitled to financial advisory fees based on URNA’s and our arrangements; and

•
the accuracy of information supplied by URNA and Merger Sub for inclusion in the Schedule 14D-9, and the absence of material untrue statements or omissions in this Offer to Purchase.

None of the representations and warranties contained in the Merger Agreement survive the consummation of the Merger.
Conduct of Business of GFN
The Merger Agreement provides that, from and after the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, unless URNA otherwise approves in writing, and except as otherwise expressly required by the Merger Agreement, required in order to comply with applicable law or required in order to comply with COVID-19 measures or deemed advisable by GFN, acting reasonably in connection with the termination or modification of COVID-19 measures, GFN will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business, in all material respects, and to the extent consistent with the foregoing, GFN will use and cause each of its subsidiaries to use their commercially reasonable efforts to maintain its and its subsidiaries’ relations and goodwill with governmental entities, customers, suppliers, distributors and employees.
In addition, without limiting the generality of the foregoing paragraph, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms, except as otherwise expressly required by the Merger Agreement, by any governmental entity, to comply with applicable law or the terms of any material contract binding on GFN or any of its subsidiaries in effect prior to the date of the Merger Agreement or as approved in writing by URNA (such approval not to be unreasonably conditioned, withheld or delayed) or as contemplated, required or permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the Effective Time, unless URNA otherwise consents in writing (which consent may not be unreasonably withheld, delayed or conditioned), GFN will not and will cause its subsidiaries not to take certain actions, including the following:
•
adopt any change in its organizational documents;

•
merge or consolidate with any other person, except for any such transactions solely among wholly owned subsidiaries of GFN or transactions permitted by the following bullet point, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its properties, assets, operations or businesses;

•
(A) acquire by merger or consolidation with, or (B) without the prior written consent of URNA (not to be unreasonably conditioned, withheld or delayed) purchase any, all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•
transfer, sell, lease, license, divest, cancel, abandon, allow to lapse or expire or otherwise dispose of, or incur, permit or suffer to exist the creation of any encumbrance (other than certain permitted encumbrances) upon, any material properties or assets (tangible or intangible, including any intellectual property rights), product lines or businesses of GFN or any of its subsidiaries, including capital stock or other equity interests of any of its subsidiaries, except in connection with (A) sales of obsolete assets (not including intellectual property rights), (B) sales, leases, or other dispositions of inventory, rental fleet or other goods (not including intellectual property rights) in the ordinary course of business and (D) non-exclusive licenses of intellectual property rights entered into in the ordinary course of business;

•
issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or otherwise enter into any contract or other agreement, understanding or arrangement with respect to the voting of, any shares of capital stock of GFN (including, for the avoidance of doubt, Shares) or capital stock or other equity interests of any of its subsidiaries, securities convertible or exchangeable into or exercisable for any such shares of capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such shares of capital stock, other equity interests or such convertible or exchangeable securities (other than the issuance of shares of such capital stock, other equity securities, or convertible or exchangeable securities (A) by a wholly owned subsidiary of GFN to GFN or another wholly owned subsidiary of GFN, or (B) in respect of GFN Equity Awards outstanding as of the date of the Merger Agreement in accordance with their terms and the applicable GFN Stock Plans in effect at 5:00 p.m. (New York time) on April 15, 2021;

•
make any loans or advances of money to any person (other than GFN and any of its subsidiaries, except for advances to employees or offiers of GFN or any of its subsidiaries pursuant to any advancement obligations under GFN’s or any subsidiary’s organizational documents or indemnification agreement in effect on the date of the Merger Agreement) or for expenses incurred in the ordinary course of business;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (including with respect to GFN, for the avoidance of doubt, Shares), except for (A) dividends paid by any wholly owned subsidiary to GFN or to any other wholly owned subsidiary of GFN or (B) dividends required to be paid with respect to the Series B Preferred Stock or the Series C Preferred Stock pursuant to the Series B Certificate of Designation or the Series C Certificate of Designation, respectively;

•
reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (including with respect to GFN, for the avoidance of doubt, Shares), other than the withholding or use of Shares to satisfy the payment of the exercise price on the exercise of a GFN Option or withholding tax obligations upon the exercise, vesting or settlement of GFN Equity Awards outstanding as of the date of the Merger Agreement, in each case, in accordance with their terms and, as applicable, the stock plans as in effect at 5:00 p.m. (New York time) on April 15, 2021;

•
adopt or implement any stockholder rights plan or similar arrangement;

•
form any subsidiary or enter into any joint venture, partnership, limited liability corporation, strategic alliance or similar arrangement;

•
incur any indebtedness (including the issuance of any debt securities, warrants or other rights to acquire any debt security), except for (A) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to GFN than the indebtedness being replaced, (B) indebtedness incurred pursuant to GFN’s existing credit facilities as in effect as of the date of the Merger Agreement, (C) indebtedness for capitalized leases (including finance or operating leases), or indebtedness in respect of the deferred and unpaid purchase price of property or equipment, in each case incurred in the ordinary course of business, provided that such indebtedness may not exceed $2,500,000 in the aggregate, (D) indebtedness incurred (1) by GFN that is owed to any wholly owned subsidiary or (2) by any wholly owned subsidiary that is owing to GFN or any other wholly owned subsidiary, or (E) guarantees of indebtedness of its wholly owned subsidiaries otherwise incurred in compliance with the terms of the Merger Agreement;
•
make or authorize any payment of, or accrual or commitment for, capital expenditures, except (A) those contemplated by GFN’s capital expenditure forecast for the relevant fiscal year, which capital expenditure forecast has been made available to URNA prior to the date of the Merger Agreement and (B) any unforecasted capital expenditure, with respect to this clause (B) in an amount not to exceed $5,000,000 in the aggregate;

•
enter into any contract that would have been a material contract had it been entered into prior to the Merger Agreement, other than contracts with customers or suppliers entered into in the ordinary course of business;

•
other than with respect to material contracts related to indebtedness, terminate, not renew (by exercising an applicable non-renewal right, or by not exercising an applicable renewal right), or in any material respect amend or otherwise modify or waive, or assign, convey, encumber or otherwise transfer, in whole or in part, rights or interest pursuant to or in, any material contract, other than expirations or non-renewals of any such contract in the ordinary course of business and in accordance with the terms of such contract with no further action by GFN or any of its subsidiaries, except for any ministerial actions;

•
cancel, modify or waive any debts or similar claims held by GFN or any of its subsidiaries having in each case a value in excess of $500,000 individually or $1,000,000 in the aggregate;

•
amend in any material respect any license necessary to conduct the businesses of GFN and each of its subsidiaries, or allow any such license to lapse, expire or terminate (except where the lapse, expiration or termination of any such license is with respect to a license that has become obsolete, redundant or no longer required by applicable law);

•
other than with respect to transaction litigation, any proceeding in connection with, arising out of or otherwise related to a demand for appraisal under Section 262 of the DGCL or any tax claim, audit, assessment or dispute, settle or compromise any proceeding for an amount in excess of $500,000 in the aggregate, or which would reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, (B) have a materially negative impact on the operations and reputation of GFN and its subsidiaries or (C) involve any criminal liability, any admission of material wrongdoing or any material wrongful conduct by GFN or any of its subsidiaries;

•
make any changes with respect to accounting policies or procedures, except, in each case, as required by changes in GAAP;

•
make, change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement with respect to material taxes, settle any material tax claim, audit, assessment or dispute, surrender any right to claim a material refund, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or take any action which would be reasonably expected to result in a material increase in the tax liability of GFN or its subsidiaries, or, in respect of any taxable period (or portion thereof) ending after the Closing Date, the tax liability of URNA or its affiliates;

•
except as required pursuant to the terms of any GFN benefit plan in effect as of the date of the Merger Agreement or as required by applicable law or the terms of the Merger Agreement:

•
increase in any manner the compensation or consulting fees, bonus or other benefits, severance or termination pay of any current or former director, officer, employee or other service provider;

•
become a party to, establish, adopt, amend, commence participation in or terminate any GFN benefit plan or any arrangement that would have been a GFN benefit plan had it been entered into prior to the date of the Merger Agreement (other than in connection with routine immaterial or ministerial amendments to health and welfare plans that do not materially increase benefits or result in a material increase in administrative costs);
•
grant any new awards, or amend or modify the terms of any outstanding awards (including, in each case, GFN Equity Awards), under any GFN benefit plan;

•
take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any GFN benefit plan;

•
change any actuarial or other assumptions used to calculate funding obligations with respect to any GFN benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP;

•
forgive any loans or issue any loans to any current or former director, officer, employee or other service provider (other than routine travel advances issued in the ordinary course of business);

•
hire any employee or engage any independent contractor (who is a natural person) with total cash compensation (an annual salary or wage rate or consulting fees and target annual cash bonus opportunity) in excess of $175,000, or

•
terminate the employment of any employee other than for cause;

•
become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, labor organization, works council or similar organization; or

•
agree, authorize or commit to do any of the foregoing.

Acquisition Proposals
GFN has agreed that, at all times from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, neither GFN nor any of its subsidiaries nor any of its or their directors or executive officers will, and GFN will direct its and its subsidiaries’ other representatives acting on its or its subsidiary’s behalf not to and will not authorize any such representatives to:
•
initiate, solicit, propose an Acquisition Proposal (as defined below) or knowingly encourage or otherwise knowingly facilitate any action that constitutes or could lead to an Acquisition Proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations relating to an Acquisition Proposal;

•
provide any non-public information or data concerning GFN or its subsidiaries or access to GFN or its subsidiaries’ properties, books and records to any person or group (as defined in Rule 13d-5 under the Exchange Act) in connection with any Acquisition Proposal or any action that would reasonably be expected to lead to an Acquisition Proposal;

•
take any action to exempt any third party from the restrictions on “business combinations” set forth in Section 203 of the DGCL (as such term is defined in Section 203 of the DGCL) or any other applicable takeover statute or otherwise cause such restrictions not to apply; or

•
agree, authorize or commit to do any of the foregoing.

However, prior to the Offer Acceptance Time, in response to a bona fide written Acquisition Proposal that did not result from a breach of the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement, GFN may request and receive additional information from, and engage and otherwise participate in discussions (but not negotiations) with, any such person or group, to the extent reasonably necessary for GFN and/or the GFN Board to confirm, clarify or otherwise understand the terms of the Acquisition Proposal and related facts regarding such person or group, and further may:
•
provide non-public information and data concerning GFN and its subsidiaries and access to GFN and its subsidiaries’ properties, books and records in response to requests by the person or group who made such Acquisition Proposal (including providing such information, data and access to the person or group’s potential financing sources, if any); provided that to the extent applicable, correct and complete copies of such information or data or such access have previously been made available to URNA, or are made available to URNA prior to or concurrently with the time such information and/or access is made available to such person or group, and prior to providing any such information or data or such access, GFN and the person or group making such Acquisition Proposal has entered into a confidentiality agreement with terms in the aggregate no less restrictive in any material respect to such person or group than the terms in the Confidentiality Agreement (as defined below) are to URNA (except that such confidentiality agreement need not contain a “standstill” provision, but must not include any restrictions that could reasonably be expected to restrain GFN from satisfying its obligations contemplated by the notice provisions within the “Acquisitions Proposal” provision of the Merger Agreement; provided, however, that if the person or group making such Acquisition Proposal is a competitor of GFN or URNA, GFN will not provide any competitively sensitive information to such person in connection with any actions permitted by this provisions of the Merger Agreement described in this paragraph other than in accordance with customary “clean room” or other similar procedures designed to manage the disclosure of competitively sensitive information; and
•
engage or otherwise participate in any discussions or negotiations with any such person or group regarding such Acquisition Proposal, if prior to taking any action described in this bullet point or the preceding bullet point, the GFN Board determines in good faith, after consultation with outside legal counsel and its financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal.

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal, offer or indication of interest relating to a merger, joint venture, partnership, exclusive license, consolidation, dissolution, liquidation, tender offer, share exchange, recapitalization, reorganization, spin-off, plan of arrangement, business combination, direct or indirect acquisition or any other similar transaction (or series of related transactions), that if consummated would result in any person or group, directly or indirectly, becoming the beneficial owner of 15 percent or more of the: (a) total voting power of GFN or any of its subsidiaries; or (b) consolidated net revenues, net income or total assets of GFN and its subsidiaries, in each case of the foregoing clauses (a) and (b), as of the date of such proposal, offer, inquiry or indication of interest, other than any proposal, offer, inquiry or indication of interest made by or on behalf of URNA, Merger Sub or any of their subsidiaries or any acquisition by URNA, Merger Sub or any of their subsidiaries pursuant to the Merger Agreement.
For purposes of the Merger Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made after the date of the Merger Agreement, that if the transactions or series of related transactions contemplated thereby were consummated would result in a person or group (other than URNA, Merger Sub or any of their subsidiaries or any group of which URNA, Merger Sub or any of their subsidiaries is a member) becoming the beneficial owner of, directly or indirectly, at least 50 percent of the: (a) total voting power of the equity securities of GFN (or of the surviving entity in a merger involving GFN or the resulting, direct or indirect, parent of GFN or such surviving entity); or (b) consolidated net revenues, net income or total assets of GFN and its subsidiaries, in each case of the foregoing clauses (a) and (b), as of the date of such Acquisition Proposal that the GFN Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (i) if consummated, would result in a transaction more favorable to GFN’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms and conditions of the Merger Agreement proposed by URNA pursuant to the terms of the Merger Agreement and (ii) is reasonably likely to be consummated, taking into account any legal, financial, regulatory and financing aspects (including the existence of a financing contingency), and the likelihood and timing of consummation thereof.
GFN will promptly (but, in any event, within 24 hours) give notice to URNA if any Acquisition Proposal is received by GFN or any of its directors or officers from any person or persons, setting forth in such notice the name of such person or persons and the material terms and conditions of any such Acquisition Proposal (including, if applicable, correct and complete copies of any written Acquisition Proposals, including proposed agreements (or where no such copies are available, a reasonably detailed written description thereof)), and thereafter will keep URNA reasonably informed, on a current basis of the status of the foregoing.
Change of Recommendation
Except as discussed below, the GFN Board may not:
•
fail to include the GFN Recommendation in the Schedule 14D-9;

•
withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the GFN Recommendation in a manner adverse to URNA;

•
with respect to an Acquisition Proposal initiated through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, fail to recommend unequivocally against acceptance of such offer within 10 business days of commencement of such offer;

•
fail to publicly reaffirm the GFN Recommendation within 10 business days after receipt of any written request to do so from URNA (provided that URNA will not make such a request more than two times, other than in the event of any publicly announced Acquisition Proposal in respect of which URNA may make an additional request);

•
approve or recommend, or publicly declare advisable any Acquisition Proposal or approve or recommend or enter into, or publicly declare advisable or publicly propose to enter into, any agreement, letter of intent, memorandum of understanding, agreement in principle or any other similar agreement relating to any Acquisition Proposal, other than a confidentiality agreement in accordance with the terms described above (any such agreement, an “Alternative Acquisition Agreement”);

•
agree, authorize or commit to do any of the foregoing (it being understood that any revisions to any Acquisition Proposal or Alternative Acquisition Agreement will be deemed to be a new Acquisition Proposal or Alternative Acquisition Agreement, respectively, for purposes of the provisions described in this paragraph (any action described in this bullet point and the preceding bullet points, a “Change of Recommendation”); or

•
cause or permit GFN or any of its subsidiaries to enter into an Alternative Acquisition Agreement or agree, authorize or commit to do so.

However, prior to the Offer Acceptance Time, the GFN Board may:
•
effect a Change of Recommendation if: (a) a bona fide written Acquisition Proposal that did not result from a violation of the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement is received by GFN and has not been withdrawn, and (b) the GFN Board determines in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law and, after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal; or (b) the GFN Board determines in good faith that an Intervening Event (as defined below) has occurred and, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable law; and/or

•
cause GFN to terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal that did not result from a violation of the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement;

provided, however, that no such actions described in the preceding bullet points may be taken unless and until:
•
GFN has given URNA written notice at least four business days in advance (the “Notice Period”), which notice must set forth in writing that the GFN Board intends to consider whether to take such action and a reasonably detailed description of the Superior Proposal or other cause for the Change of Recommendation, as applicable (including, with respect to a Superior Proposal, the name of such person or persons making such Superior Proposal and correct and complete copies of the definitive agreement for the Superior Proposal and the material ancillary agreements contemplated thereby);
•
during the Notice Period, to the extent requested by URNA, GFN negotiates, and causes its representatives to negotiate, in good faith with URNA, to the extent that URNA has notified GFN during the Notice Period that it wishes to do so and has made its representatives available during such Notice Period for such purposes, to allow URNA to make during such Notice Period proposals to revise the terms and conditions of the Merger Agreement so that, in the case of a Change of Recommendation contemplated in connection with an Acquisition Proposal, such Acquisition Proposal that constituted a Superior Proposal would no longer be a Superior Proposal, or, in the case of a Change of Recommendation in connection with an Intervening Event, failure to effect such Change of Recommendation would not be inconsistent with the directors’ fiduciary duties under applicable law; and

•
at or after the end of the Notice Period, the GFN Board has taken into account any revisions to the Merger Agreement offered by URNA in writing prior to the end of the Notice Period, and has thereafter determined in good faith, after consultation with outside legal counsel, that a failure to effect a Change of Recommendation would continue to be inconsistent with the directors’ fiduciary duties under applicable law and, if applicable, such Superior Proposal continues to constitute a Superior Proposal (it being understood that (a) any revisions to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the “Notice of Acquisition Proposals” provisions of the Merger Agreement and the provisions of the Merger Agreement described in this paragraph, including for purposes of the Notice Period, except that subsequent to the initial Notice Period, the Notice Period will be reduced to three business days.

For purposes of the Merger Agreement, “Intervening Event” means any fact, change, effect, event or occurrence that (a) was not known or reasonably foreseeable by the GFN Board as of the date of the Merger Agreement or, if so known or reasonably foreseeable, the effects of which were not known or reasonably foreseeable by the GFN Board as of the date of the Merger Agreement, and (b) does not relate to:
•
the effect resulting from the public announcement or pendency of the Merger Agreement;

•
the receipt, existence or terms of an Acquisition Proposal; or

•
any change in the price or trading volume of the Shares or any other securities of GFN (except that the underlying causes of such changes may constitute or be taken into account in determining whether there has been an Intervening Event).
Nothing set forth in the “Acquisition Proposals” or “Change of Recommendation” provisions of the Merger Agreement will prohibit GFN from (a) disclosing a position contemplated by Rule 14d-9, Rule 14e-2(a)(2) or (3), or Item 1012(a) of Regulation M-A under the Exchange Act, or (b) making any “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act and any such disclosures or communications will not constitute a Change of Recommendation.
Existing Discussions and Standstill Provisions
GFN has acknowledged and agreed that, as of the date of the Merger Agreement, it has ceased and caused to be terminated any activities, solicitations, discussions and negotiations with any person conducted prior to the date of the Merger Agreement with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and promptly (but in any event within 24 hours of the execution and delivery of the Merger Agreement) (a) delivered a written notice to each such person providing only that GFN (i) is ending all activities, discussions and negotiations with such person with respect to an Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal and (ii) is requesting the prompt return or destruction of all confidential information concerning GFN and any of its subsidiaries; and (b) if applicable, terminated any physical and electronic data or other diligence access previously granted to such persons.
From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, GFN will not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which GFN or any of its subsidiaries is a party and will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, except that GFN will be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the GFN Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.
Filings, Consents and Approvals
Subject to the terms and conditions set forth in the Merger Agreement, GFN and URNA have agreed to cooperate with each other and use (and cause their respective affiliates to use) their respective reasonable best efforts to (i) take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws to prepare and file as promptly as reasonably practicable and advisable all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable and advisable following the date of the Merger Agreement, all notifications, filings, registrations, submissions and other materials required under the HSR Act or any other applicable antitrust laws and the Foreign Acquisitions and Takeovers Act 1975 of Australia (the “FATA”) and the Overseas Investment Act 2005 of New Zealand, as amended (the “NZ Act”) required in order to consummate the Offer or the Merger), and (iii) obtain all consents, registrations, approvals, permits and authorizations necessary to, or to submit all notices or filings triggered by, the Offer or the Merger and required by any applicable laws to continue to operate the business of GFN and its subsidiaries as conducted at the time of execution of the Merger Agreement.
Subject to applicable laws relating to the exchange of information, URNA will have the right to direct and control all matters with any governmental entity, except that GFN will have the right to participate in all such matters and to review in advance and, to the extent reasonably practicable, URNA will consult with GFN on and consider in good faith the views of GFN in connection with, all of the information relating to GFN and its subsidiaries that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Offer or the Merger. Neither URNA nor GFN will permit any of its officers or any other representatives or agents to participate in any meeting with any governmental entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated by the Merger Agreement unless it consults with the other party in advance and, to the extent permitted by such governmental entity, and consistent with usual practice, gives the other party the opportunity to attend and participate in such meeting. GFN and its subsidiaries will not agree to any actions, restrictions or conditions with respect to obtaining any consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Offer or the Merger without the prior written consent of URNA.
Subject to the terms and conditions set forth in the Merger Agreement, GFN and URNA will cooperate and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions reasonably necessary to obtain approvals or secure the expiration or termination of any applicable waiting period under the HSR Act or any other antitrust laws, the NZ Act or the FATA and to resolve any objections asserted with respect to the Offer, the Merger or the other transactions contemplated by the Merger Agreement under any applicable law raised by any governmental antitrust entity in order to prevent the entry of any order that would prevent or materially delay the consummation of the Offer or the Merger. Subject to the terms and conditions set forth in the Merger Agreement, at the written request of URNA, each of URNA and GFN will, on a one time basis, agree to stay, toll or extend the waiting period under the HSR Act with respect to the transactions contemplated by the Merger Agreement for up to thirty additional days or withdraw and as promptly as practicable thereafter refile its Notification and Report Form pursuant to the HSR Act in accordance with 16 C.F.R. § 803.12 and any other applicable laws if URNA determines that such agreement or withdrawal and refiling is reasonably expected to expedite the Closing.
Nothing in the Merger Agreement will require, or be construed to require, URNA or any of its affiliates to proffer to, or agree:
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to, sell, divest, lease, license, transfer, dispose of or otherwise encumber;

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to hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of URNA, GFN or any of their respective affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumbrance by GFN of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by GFN to take any of the foregoing actions); or

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to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of URNA’s or its affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests therein or URNA’s or its affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the capital stock of GFN or the Surviving Corporation.

Employee Matters; Employee Benefits
URNA has agreed that each of the employees of GFN and its subsidiaries at the Effective Time who continue to remain employed with GFN or any of its subsidiaries as of such date (the “Continuing Employees”) will, following the Effective Time, receive compensation and benefits (including severance benefits) substantially comparable to those provided by URNA and its affiliates to similarly situated employees of URNA and its affiliates (excluding defined benefit pension plans and stock-based compensation); provided, that, to the extent any Continuing Employee is provided with compensation and benefits that are substantially the same as those provided to such Continuing Employee by GFN immediately prior to the Closing Date, such compensation and benefits will be deemed to satisfy the requirements of the “Employee Benefits” section of the Merger Agreement.
URNA will use commercially reasonable efforts to (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of URNA or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents, except to the extent such pre-existing conditions or limitations and eligibility waiting periods would not have been satisfied or waived under the comparable GFN benefit plan immediately prior to the Effective Time, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with GFN and its subsidiaries for purposes of vesting, benefit accrual and eligibility to participate under each applicable benefit plan of URNA or any of its affiliates, as if such service had been performed with URNA, except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits, to the extent it would result in a duplication of benefits or to the extent that such service was not recognized under the comparable GFN benefit plan immediately prior to the Effective Time.
Prior to the Effective Time, if requested by URNA in writing at least 10 business days prior to the Effective Time, to the extent permitted by applicable law and the terms of the applicable plan or arrangement, GFN will cause the GFN 401(k) plans to be terminated effective immediately prior to the Effective Time. In the event that URNA requests that the GFN 401(k) plans be so terminated, GFN will, prior to the Effective Time, provide URNA with evidence that such GFN 401(k) plan has been terminated (the form and substance of which will be subject to reasonable review and comment by URNA, not later than the day immediately preceding the Effective Time).
Prior to making any written or oral communications to the directors, officers or employees of GFN or its subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by the Merger Agreement, GFN will provide URNA with a copy of the intended communication, URNA will have a reasonable period of time to review and comment on the communication, and GFN will consider any such comments in good faith.
Between the date of the Merger Agreement and the Closing Date, with prior notice to and consultation with GFN, URNA may (or may cause its subsidiaries to) seek to enter into new employment or similar agreements with certain employees of GFN (contingent on the occurrence of the Closing), including agreements with non-competition and non-solicitation provisions, to the extent such covenants are enforceable pursuant to their terms and applicable law. GFN will use its reasonable best efforts to cooperate to facilitate URNA’s (or its subsidiaries’) efforts to seek such agreements, including providing reasonable access to employees of GFN.
Indemnification of Officers and Directors
From and after the Effective Time, to the fullest extent that GFN would have been permitted under applicable law and GFN’s organizational documents in effect as of the date of the Merger Agreement, URNA and the Surviving Corporation will, subject to the terms set forth in the Merger Agreement, jointly and severally, indemnify, defend and hold harmless each person who is, or was before the Effective Time, a director or officer of GFN or any of its subsidiaries (the “Indemnified Parties”) against all costs or expenses (including reasonable and documented attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.
At or prior to the Effective Time, GFN will purchase six-year prepaid “tail” policies for the extension of GFN’s existing directors’ and officers’ liability insurance and fiduciary liability insurance policies with terms, conditions, retentions and limits of liability that are substantially identical to GFN’s existing policies, in each case for a claims reporting or discovery period of the six-year “tail” period with respect to any claim related to matters existing or occurring at or prior to the Effective Time, except that the aggregate annual premium amount for such insurance policies may not exceed an agreed cap on the aggregate annual premiums for such policies (the “Premium Ceiling”), and if such premiums for such “tail” policies would exceed the Premium Ceiling, then GFN will purchase policies that provide the greatest coverage available at an annual premium not exceeding the Premium Ceiling.
All rights to indemnification, advancement of expenses and exculpation by GFN existing in favor of the Indemnified Parties for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of GFN (as in effect as of the date of the Merger Agreement) and as provided in the indemnification agreements between GFN and said Indemnified Parties in the forms made available by GFN to URNA or URNA’s representatives, will survive the consummation of the Offer and the Merger and will not be amended, repealed or otherwise modified in any manner that would be less favorable in any material respect to such Indemnified Parties than such rights existing prior to the Effective Time, and will be observed by URNA, the Surviving Corporation and their successors and assigns to the fullest extent available under applicable law for a period of six years from the Effective Time.
If URNA or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of URNA or the Surviving Corporation will assume all the obligations described above.
Takeover Laws
If any takeover statute is, becomes or is deemed applicable to the transactions contemplated by the Merger Agreement, GFN and the GFN Board will grant such approvals and take such actions as are reasonably necessary and advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of any such takeover statutes.
Rule 14d-10(d) Matters
Prior to the Offer Acceptance Time, the compensation committee of the GFN Board will cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of GFN to be approved by the compensation committee of the GFN Board (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of

Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.
Financing Cooperation
Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon URI’s or URNA’s receipt of financing.
GFN has agreed to provide to URNA, and will use its reasonable best efforts to cause representatives of GFN to provide to URNA, any cooperation reasonably requested by URNA in connection with the arrangement by URNA or any of its subsidiaries of any debt financing prior to the Closing Date, as long as such requested cooperation does not unreasonably interfere with the ongoing business or operations of GFN. This obligations includes assistance that URNA may reasonably request in order to evaluate the assets of GFN for the purpose of establishing collateral arrangements as of the Closing under URNA’s existing debt facilities, , arranging for customary pay-off, satisfaction, discharge and termination at the Closing of GFN’s existing indebtedness and the release of all encumbrances relating to such indebtedness on the properties and assets of GFN, facilitating the execution and delivery by URNA at the Closing of definitive documents related to any debt financing, including the pledging of collateral to URNA’s financing sources at the Closing and assisting URNA in the satisfaction of conditions precedent or any other obligations set forth in any debt financing to the extent the satisfaction of such conditions or obligations requires the cooperation of or is within the control of GFN.
Redemption of GFN Preferred Stock
Each Preferred Share issued and outstanding immediately prior to the Effective Time will remain an issued and outstanding Preferred Share of the Surviving Corporation, having the same terms and conditions as of immediately prior to the Effective Time, and will not be affected by the Merger. Prior to the Effective Time, GFN will use its reasonable best efforts to, and will use its reasonable best efforts to cause its transfer agent to, cooperate with URNA and take all actions reasonably necessary or advisable to enable URNA and Merger Sub to provide written notices of redemption to each holder of Preferred Shares, immediately following the Effective Time and on the Closing Date, to redeem all outstanding Preferred Shares in accordance with their terms (the “Preferred Stock Redemptions”), including by providing to URNA and Merger Sub, as promptly as reasonably practicable, all documents, certificates and other information as reasonably requested by URNA and Merger Sub to consummate the Preferred Stock Redemptions as promptly as practicable following the Closing Date in accordance with the “Redemption of Company Preferred Stock” section of the Merger Agreement.
Delisting and Deregistration
Prior to the Effective Time, GFN will cooperate with URNA and use commercially reasonable efforts to take all actions necessary or advisable on its part under applicable law, including the rules and policies of the NASDAQ, to enable (i) the delisting by the Surviving Corporation of Shares and the unsecured senior notes of GFN in an aggregate principal amount of $69,000,000, bearing interest at the rate of 7.875% per annum with a maturity date of July 31, 2025 (the “Senior Notes”) from the NASDAQ and the deregistration of the Shares and Senior Notes under the Exchange Act within 10 days of the Effective Time and (ii) the delisting by the Surviving Corporation of Series C Preferred Stock and the deregistration of the Series C Preferred Stock in connection with the redemption of the Series C Preferred Stock in accordance with the Merger Agreement. URNA will use commercially reasonable efforts to (i) assist in enabling GFN or NASDAQ to be in a position to promptly file and cause the Surviving Corporation or NASDAQ to file with the SEC a Form 25 on the Closing Date and (ii) cause the Surviving Corporation to file a Form 15 on the first business day that is at least 10 days after the date the Form 25 is filed (such period between the Form 25 and the Form 15 filing dates, the “Delisting Period”). Upon URNA’s determination that the Surviving Corporation may be required to file any quarterly or annual reports pursuant to the Exchange Act during the Delisting Period, GFN will deliver to URNA at least five business days prior to the Effective Time a draft of any such reports required to be filed during the Delisting Period.

Other Covenants
The Merger Agreement contains other customary covenants, including covenants relating to third-party consents, information and access, publicity, transaction litigation, matters with respect to Section 16 of the Exchange Act and the rules and regulations thereunder, the obtaining of pay-off letters and lien releases and approval of the Merger Agreement by URNA as sole stockholder of Merger Sub.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned at any time prior to the Offer Acceptance Time, by the mutual written consent of the parties.
The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by either GFN or URNA:
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at any time prior to the Effective Time, if the Offer Acceptance Time has not occurred on or prior to the End Date; provided that, at any time during the period beginning on the 120th day following the date of the Merger Agreement (August 13, 2021) and prior to the 150th day following the date of the Merger Agreement (September 12, 2021), either GFN or URNA may extend the End Date to the 180th day following the date of the Merger Agreement (October 12, 2021) by written notice to the other party in the event that any of the Regulatory Approval Conditions have not been satisfied, but all other Offer Conditions have been satisfied or are capable of being satisfied at such time; provided further, that neither party will be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has caused the occurrence of the failure of an Offer Condition to be satisfied on or prior to the End Date;

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at any time prior to the Effective Time, if any governmental entity has issued, promulgated, enforced or entered any legal requirement that makes unlawful or prevents the consummation of the transactions contemplated by the Merger Agreement and such legal requirement has become final and non-appealable; provided, that neither party will be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach has caused the occurrence of the failure of an Offer Condition to be satisfied; or

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if the Offer has been withdrawn or terminated in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer; provided, that the right to terminate the Merger Agreement and abandon the transactions contemplated by the Merger Agreement pursuant to this bullet point will not be available to GFN or URNA if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach caused the events specified in this bullet point.

The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by GFN:
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at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by URNA or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of URNA or Merger Sub has become untrue or incorrect following the date of the Merger Agreement, in either case such that an Offer Condition would not be satisfied (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of 30 days after the giving of written notice of such breach or failure by GFN to URNA and Merger Sub and the number of days remaining until the End Date); provided that GFN will not be permitted so to terminate if it or Merger Sub has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would give rise to a failure of an Offer Condition to be satisfied; or

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at any time prior to the Offer Acceptance Time, in order for (i) the GFN Board to cause or permit GFN or any of GFN’s subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a violation of the “Acquisition Proposals; Change of Recommendation” section of the Merger Agreement and/or (ii) GFN to enter into or cause one of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a violation of the “Acquisition Proposals; Change of Recommendation” section of the Merger Agreement; provided, that the right to terminate the Merger Agreement described in this bullet point will not be available to GFN if it has breached in any material respect its obligations under the “No Change of Recommendation or Alternative Acquisition Agreement” section of the Merger Agreement with respect to such Superior Proposal.
The Merger Agreement may be terminated and the transactions contemplated by the Merger Agreement may be abandoned by URNA:
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at any time prior to the Offer Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by GFN set forth in the Merger Agreement, or if any representation or warranty of GFN has become untrue or incorrect following the date of the Merger Agreement, which breach or failure to be true and correct would give rise to the failure of the Offer Conditions regarding accuracy of the representations and warranties or performance of the obligations of GFN (and such breach or failure to be true and correct is not curable prior to the End Date, or if curable prior to the End Date, has not been cured within the fewer of 30 days after the giving of written notice of such breach or failure by URNA to GFN and the number of days remaining until the End Date); provided that URNA will not be permitted so to terminate if it has breached in any material respect any representation, warranty, covenant or agreement set forth in the Merger Agreement and such breach would give rise to a failure of an Offer Condition to be satisfied; or

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at any time prior to the Offer Acceptance Time, if (i) the GFN Board has effected a Change of Recommendation, or (ii) the GFN Board has caused or permitted GFN or any of its subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal or GFN enters into or causes any of its subsidiaries to enter into such an Alternative Acquisition Agreement.

Effects of Termination
In the event GFN or URNA intends to terminate the Merger Agreement, GFN or URNA, as applicable, will give written notice to the other party specifying the provision of the Merger Agreement pursuant to which such termination and abandonment is intended to be effected.
In the event the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become void and of no effect with no liability to any person on the part of any party (or any of its affiliates or its or their respective representatives); provided, however, that no such termination will relieve any party of any liability or damages to any other party (i) resulting from any fraud or willful breach of the Merger Agreement or (ii) in connection with the payment of the Termination Fee.
Termination Fees
A “Termination Fee” of $22,000,000 will be payable by GFN to URNA under the circumstances described below.
If the Merger Agreement is terminated by either GFN or URNA due to (i) the passing of the End Date or (ii) the withdrawal or termination of the Offer in accordance with the terms of the Merger Agreement without the acceptance for payment of Shares pursuant to the Offer (but, in each case of clauses (i) and (ii), only if at such time URNA has complied with its obligations under the Merger Agreement in all material respects such that URNA would not be prohibited from terminating the Merger Agreement pursuant to the terms of the Merger Agreement), and at the time of such termination described in clauses (i) and (ii), the Minimum Condition has not been satisfied and the Offer Condition regarding no legal prohibition and the Regulatory Approval Conditions are satisfied, or (iii) by URNA due to a GFN breach, and in any such case (i), (ii) or (iii), (a) a bona fide Acquisition Proposal was publicly disclosed or a person publicly announced an intention to make an Acquisition Proposal (and such Acquisition Proposal or announced intention was not publicly withdrawn prior to the date of termination and (b) within 12 months after any such termination and abandonment, (i) GFN or any of its subsidiaries enters into a definitive Alternative Acquisition Agreement, and such Acquisition Proposal is subsequently consummated, (ii) the GFN Board approves or recommends to GFN’s stockholders any Acquisition Proposal, and subsequently consummates such Acquisition Proposal or (iii) any Acquisition Proposal is consummated (with “50 percent” being substituted in lieu of “15 percent” in each instance thereof in the definition of “Alternative Acquisition Agreement”), then GFN will pay or cause to be paid to URNA the Termination Fee by wire transfer of immediately available funds upon the consummation of the applicable Acquisition Proposal.
If the Merger Agreement is terminated (i) by GFN to enter into a definitive agreement with respect to a Superior Proposal, then GFN will pay or cause to be paid to URNA the Termination Fee by wire transfer of immediately available funds concurrently with such termination; or (ii) by URNA due to a Change of Recommendation, then GFN will pay or cause to be paid to URNA the Termination Fee by wire transfer of immediately available funds within two business days following the date of such termination, respectively.
If the Termination Fee becomes payable and GFN pays the Termination Fee to URNA in accordance with the Merger Agreement, URNA’s receipt of the Termination Fee will be URNA’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to the Merger Agreement; provided, that such payment will not relieve GFN of any liability or damages that result or arise out of any fraud or willful breach of the Merger Agreement.
Specific Performance
The parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in the courts described therein, this being (subject to the provisions relating to the payment of the Termination Fee) in addition to any other available remedies a party may have in equity or at law.
Fees and Expenses
Whether or not the transactions contemplated by the Merger Agreement are consummated, all costs, fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost, fee or expense, except as otherwise provided in the Merger Agreement.
Governing Law
The Merger Agreement is governed by Delaware law.
Confidentiality Agreement
The following summary description of the Confidentiality Agreement is qualified in its entirety by reference to such Confidentiality Agreement, which has been filed as Exhibit (d)(3) to the Schedule TO, which you may examine and copy as set forth in Section 8 — “Certain Information Concerning Merger Sub, URNA and URI” above.
URI and GFN entered into a confidentiality agreement dated as of March 1, 2019 (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, URI and GFN agreed that, subject to certain exceptions, certain non-public and/or confidential information each may make available to the other in connection with discussions concerning a possible transaction between the parties will not be disclosed or used for any other purpose. The Confidentiality Agreement also includes a standstill provision with a term of three years that is subject to certain exceptions.
Tender and Support Agreement
Concurrently with the execution and delivery of the Merger Agreement, on April 15, 2021, the Supporting Stockholders, in their respective capacities as stockholders of GFN, who collectively owned approximately 38.5% of the outstanding Shares as of April 15, 2021, have entered into the Tender and Support Agreement with URNA and us. Pursuant to the Tender and Support Agreement, the Supporting Stockholders have agreed, subject to the terms and conditions set forth therein, among other things, to tender all of their respective Shares in connection with the Offer.

At any annual or special meeting of the stockholders of GFN, and at any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the stockholders of GFN, the Supporting Stockholders agreed to (or agreed to cause the applicable holder of record to) irrevocably and unconditionally be present (in person or by proxy) and vote, or exercise its right to consent with respect to, all Shares held by such Supporting Stockholders (to the extent that any such Supporting Stockholder’s Shares are not purchased in the Offer and provided that the Offer price has not been decreased): (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and any action in furtherance of the foregoing and (b) against (i) any “Alternative Proposal” (as defined in the Merger Agreement), (ii) any proposal or action that would reasonably be expected to prevent, interfere with, impede, frustrate, delay, postpone or adversely affect the consummation of the Merger, (iii) any proposal or action that would (or would be reasonably expected to) directly result in a breach of the any covenant, representation or warranty or any other obligation or agreement of GFN contained in the Merger Agreement, or of the Supporting Stockholder contained in the Tender and Support Agreement, in either case that would result in any condition to the Offer being unsatisfied at the “Expiration Time” (as defined in the Merger Agreement), and (iv) any amendment to GFN’s certificate of incorporation or bylaws.
The Tender and Support Agreement terminates upon the earliest of (i) the termination of the Merger Agreement, (ii) a Change of Recommendation by the GFN Board, (iii) the Effective Time, (iv) any modification to any provision of the Merger Agreement that reduces the amount or changes the form of the Offer Price or Merger Consideration as in effect on the date of the Tender and Support Agreement and (v) the mutual written consent of each of URNA and the stockholders party thereto.
This description of the Tender and Support Agreement is qualified in its entirety by reference to the Tender and Support Agreement, which we have filed as Exhibit (d)(2) to the Schedule TO.
Non-Competition Agreement
As a condition and inducement to URNA entering into the Merger Agreement, Ronald Valenta (the “Non-Compete Person”), the chairman of the GFN Board, in his capacity as a stockholder of GFN, entered into a confidentiality, non-competition and non-solicitation agreement with URNA and URI (the “Non-Competition Agreement”). The Non-Competition Agreement is contingent upon and effective as of the Closing.
This description of the Non-Competition Agreement is qualified in its entirety by reference to the Form of Non-Competition Agreement, which we have filed as Exhibit (d)(7) to the Schedule TO.
Employee Agreements
As a condition and inducement to URNA entering into the Merger Agreement, certain GFN executive officers and management personnel (“Key Employees”) entered into an “at-will” employment arrangement with URNA, the Surviving Corporation or a subsidiary of URNA (collectively, the “Key Employee Agreements”) and a side letter (the “Key Employee Side Letters”). The Key Employee Agreements and Key Employee Side Letters are contingent upon and effective as of the Closing.
This description of the Key Employee Agreements is qualified in its entirety by reference to the Form of Key Employee Agreement, which we have filed as Exhibit (d)(4) to the Schedule TO, and the description of the Key Employee Side Letters is qualified in its entirety by reference to the Form of Key Employee Side Letter, which we have filed as Exhibit (d)(5) to the Schedule TO.
Transaction Bonuses
In connection with the execution of the Merger Agreement, GFN has granted retention bonuses (“Retention Bonuses”) to certain of its employees, including its named executive officers, pursuant to retention bonus letters (the “Retention Bonus Letters”), which provide for payments to each such employee contingent on that employee’s continued employment with GFN through the consummation of the Merger and the execution and non-revocation of a release. The Retention Bonus amounts for the foregoing individuals are further described in the Schedule 14D-9 that is being filed with the SEC.

This description of the Retention Bonus Letters is qualified in its entirety by reference to the Form of Retention Bonus Letter, which we have filed as Exhibit (d)(6) to the Schedule TO.
12.
Purpose of the Offer; Plans for GFN.

Purpose of the Offer
We are making the Offer pursuant to the Merger Agreement in order to acquire control of, and ultimately following the Merger, the entire equity interest in, GFN while allowing GFN’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, URNA, we and GFN have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Offer Acceptance Time without a meeting of the stockholders of GFN in accordance with Section 251(h) of the DGCL, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement.
Holders of Shares who tender their Shares pursuant to the Offer will cease to have any equity interest in GFN and will no longer participate in the future growth of GFN. If the Merger is consummated, the current holders of Shares will no longer have an equity interest in GFN and instead will only have the right to receive an amount in cash equal to the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with the DGCL.
Plans for GFN
The Merger Agreement provides that, following the Offer Acceptance Time and subject to the conditions set forth in the Merger Agreement, we will be merged with and into GFN and that, at the Effective Time until thereafter amended, (i) the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to take the form of our certificate of incorporation in effect immediately prior to the Effective Time, except that references to our name will be replaced with references to the Surviving Corporation’s name and any references to our sole incorporator will be removed and (ii) the parties will take all actions necessary so that our bylaws in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation, except that references to our name will be replaced with references to the Surviving Corporation’s name. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Certificate of Incorporation; Bylaws.”
The parties will take all actions necessary so that our directors immediately prior to the Effective Time will, from and after the Effective Time, be the directors of the Surviving Corporation and the officers of GFN immediately prior to the Effective Time will from and after the Effective Time be the officers of the Surviving Corporation, each to hold office until his or her or their successor has been duly elected or appointed and qualified or until his or her or their earlier death, resignation or removal pursuant to the certificate of incorporation and bylaws of the Surviving Corporation and/or applicable law. See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Changes of Directors and Officers in Connection with the Offer and the Merger.” Following the consummation of the Merger, we intend to cause GFN to be delisted from NASDAQ and deregistered under the Exchange Act. See Section 13 — “Certain Effects of the Offer.”
Immediately following the consummation of the Preferred Stock Redemptions, URI will take steps to merge GFN and certain of its subsidiaries into URNA, with URNA continuing as the surviving corporation in these mergers (the “Post-Closing Restructuring”). Except as otherwise disclosed in this Offer to Purchase, we do not have any present plans or proposals, and have engaged in no negotiations, that relate to or would result in any (i) purchase, sale or transfer of a material amount of assets of GFN or any of its subsidiaries, (ii) material change in GFN’s present dividend rate or policy, indebtedness or capitalization or (iii) change in the present board of directors or management of GFN. We will continue to evaluate and review GFN and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view to determining how to optimally realize any potential benefits which arise from the relationship of the operations of GFN with those of other business units of United Rentals. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that United Rentals acquires control of GFN, United Rentals will complete such evaluation and review of GFN and will determine what, if any, changes would be desirable in light of the circumstances. In addition to the Post-Closing Restructuring, such changes could include, among other things, consolidating and streamlining certain operations and reorganizing other businesses and operations. We intend to work with GFN’s management as part of a comprehensive review of GFN’s business, operations, capitalization and management with a view to optimizing development of GFN’s potential.
13.
Certain Effects of the Offer.

Market for Shares.   If the Offer is successful, there will be no market for the Shares because, subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, URNA and GFN intend to consummate the Merger as soon as practicable following the Offer Acceptance Time.
NASDAQ Listing.   The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on NASDAQ because URNA will be the only stockholder. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend, and will cause GFN, to delist the Shares from NASDAQ.
Exchange Act Registration.   The Shares are currently registered under the Exchange Act. As a result, GFN currently files periodic reports on account of the Shares. Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, we, URNA and GFN will consummate the Merger as soon as practicable following the consummation of the Offer, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of Shares under the Exchange Act as promptly as practicable and expect to take steps to cause the suspension of all of GFN’s reporting obligations under the Exchange Act. Pursuant to the rules of the SEC and the views expressed by the SEC staff, GFN may terminate its Exchange Act registration and suspend its reporting obligations on account of the Shares if (i) the outstanding Shares are not listed on a national securities exchange, (ii) there are fewer than 300 holders of record of Shares and (iii) GFN is not otherwise required to furnish or file reports under the Exchange Act.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using the Shares as collateral. Following the Offer (and prior to the Effective Time), the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
14.
Dividends and Distributions.

As described in Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of GFN,” the Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, except as otherwise (i) expressly required by the Merger Agreement, by any government entity or to comply with applicable law or the terms of any material contract binding on GFN or any of its subsidiaries in effect prior to the date of the Merger Agreement or (ii) approved in writing by URNA (which approval will not be unreasonably conditioned, withheld or delayed), GFN will not, and will cause its subsidiaries not to, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests, except for (i) dividends paid by any wholly owned subsidiary to GFN or to any other wholly owned subsidiary of GFN and (ii) dividends required to be paid with respect to the issued and outstanding Preferred Shares according to their terms.
15.
Conditions to the Offer.

The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer or the Merger Agreement, we will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment of or (subject to any such rules and regulations) the payment for, any tendered Shares and, to the extent permitted by the Merger Agreement, may terminate the Offer at any scheduled Expiration Time (subject to any required extensions of the Offer pursuant to the Merger Agreement) if:
•
the Minimum Condition has not been satisfied;

•
the representations and warranties of GFN (i) set forth in Section 4.02(a) (Capitalization) of the Merger Agreement are not true and correct in all respects as of the date of this Agreement and as of the Expiration Time with the same effect as if made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for de minimis inaccuracies, (ii) set forth in Section 4.01(a) (Organization, Good Standing and Qualification), Section 4.01(a) (Capital Structure) (other than clause (a)), Section 4.02(a) (Corporate Authority; Approval and Fairness), Section 4.04(b)(i)(x) (No Violations) and Section 4.22 (Brokers and Finders) of the Merger Agreement are not true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) in all material respects as of the date of the Merger Agreement and as of the Expiration Time with the same effect as if made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) set forth in the Merger Agreement (other than those referred to in “(i)” or “(ii)” above) are not true and correct (disregarding all qualifications or limitations as to “materiality,” “Material Adverse Effect” and words of similar import set forth therein) as of the Expiration Time as if made as of the date of the Merger Agreement and as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (the “Representation Bringdown Condition”);

•
GFN has not complied with or performed in all material respects all obligations required to be performed by it under the Merger Agreement prior to the Expiration Time and such failure to comply has not been cured by the Expiration Time (the “Covenant Condition”);

•
URNA has not received a certificate signed on behalf of GFN by an executive officer of GFN certifying as to the satisfaction of the Representation Bringdown Condition and Covenant Condition;

•
since the date of the Merger Agreement, there has occurred any event, change, development, circumstance, fact or effect that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

•
the Non-Competition Agreement is not in full force and effect, or the Non-Compete Person has revoked or rescinded the same;

•
the Key Employee Agreements and Key Employee Side Letters are not in full force and effect, or any Key Employee has notified URNA, GFN or any subsidiary of URNA or GFN of such person’s intention of not accepting or leaving the employ of URNA, GFN or a subsidiary of GFN or URNA in connection with the transactions contemplated by the Merger Agreement or attempted to revoke or rescind any such applicable Key Employee Agreement;

•
the Regulatory Approval Conditions have not been satisfied;

•
any law issued or enacted by any governmental entity is in effect and makes unlawful or prevents the consummation of the Offer or the Merger; or

•
the Merger Agreement is terminated in accordance with its terms.

The foregoing conditions (the “Offer Conditions”) are for the sole benefit of URNA and Merger Sub and (except for the Minimum Condition) may be waived by URNA and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of URNA and Merger Sub. The failure by URNA or Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.
16.
Adjustments to Prevent Dilution.

In the event that, notwithstanding GFN’s covenant to the contrary (See Section 11 — “The Merger Agreement; Other Agreements — The Merger Agreement — Conduct of Business of GFN”), between the date of the Merger Agreement and the Effective Time, GFN changes the number of outstanding Shares by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Offer Price and the Merger Consideration will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.
17.
Certain Legal Matters; Regulatory Approvals.

General
Except as described in this Section 17, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 17, based on our, URNA’s and URI’s review of publicly available filings by GFN with the SEC and other information regarding GFN, we are not aware of any governmental license or regulatory permit that appears to be material to GFN’s business that might be adversely affected by our acquisition of Shares as contemplated in this Offer to Purchase or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated in this Offer to Purchase.
Litigation
None.
State Takeover Statutes
Section 203 of the DGCL restricts an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with certain Delaware corporations for a period of three years following the time such person became an interested stockholder. These restrictions will not be applicable to us or URNA because the GFN Board has approved the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby, including for purposes of Section 203.
A number of other states have adopted takeover laws and regulations that purport, to varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated in such states or that have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, we believe there are reasonable bases for contesting such laws. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation was incorporated in, and had a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that certain Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma because they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.
We are not aware of any other state takeover laws or regulations that are applicable to the Offer or the Merger and have not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or any of the other transactions contemplated by the Merger Agreement, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes are applicable to the Offer or the Merger and an appropriate court does not determine that it is or they are inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or might be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15 — “Conditions to the Offer.”
U.S. Antitrust Compliance
Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) in Notification and Report Forms provided by the acquiring and acquired persons, and certain waiting period requirements have been satisfied. The initial waiting period for a cash tender offer is 15 days, but this period may generally be shortened if the reviewing agency grants “early termination” (“ET”). As of February 4, 2021, however, the reviewing agencies have temporarily suspended granting ET, but they may reinstate it at any point. The initial waiting period may also be restarted if the acquiring person voluntarily withdraws and re-files its Notification and Report Form (a “pull-and-refile”), and/or it may be extended if the reviewing agency issues a request for additional information and documentary material, in which case the waiting period expires 10 days after the date when the acquiring person has substantially complied with such request. The purchase of Shares pursuant to the Offer is subject to such requirements. GFN and URNA each filed a Premerger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer on April 21, 2021. The required waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Time on May 6, 2021, unless (a) the reviewing agencies reinstate ET and grant ET for this transaction, thereby shortening the period, (b) the period is lengthened by a pull-and-refile, and/or (c) the period is lengthened by a reviewing agency that issues a request for additional information and documentary material. The Antitrust Division and the FTC assess the legality under the antitrust laws of transactions such as the acquisition of Shares by Merger Sub pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of assets of URNA and/or GFN. Private parties and individual states of the United States may also bring legal actions under the antitrust laws of the United States. GFN does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.
Australian Regulatory Compliance
GFN has two subsidiaries incorporated in Australia, GFN Asia Pacific Holdings Pty Ltd (“GFN Asia Pacific”) and Royal Wolf Trading Australia Limited (“Royal Wolf AU”), (GFN Asia Pacific and Royal Wolf AU, together being the “Australian Subsidiaries”). GFN Asia Pacific owns a 100% interest in Royal Wolf AU. The transactions contemplated by the Merger Agreement, if consummated, will therefore result in URNA and Merger Sub acquiring an indirect 100% ownership and control interest in the Australian Subsidiaries.
URNA and Merger Sub are “foreign persons” under the FATA. Foreign persons require foreign investment approval for certain acquisitions involving Australian entities or businesses. Accordingly, the Offer is subject to the approval or non-objection of the Treasurer of the Commonwealth of Australia (“Australian Treasurer”), who receives advice from the Foreign Investment Review Board (“FIRB”), under the FATA. Approval will not be given to the Offer if the Australian Treasurer, on advice from FIRB, considers that the result of the acquisition of the Shares by Merger Sub is contrary to Australia’s national interest. URNA and Merger Sub filed the necessary application, together with a detailed submission, with FIRB on April 1, 2021. We believe that the Offer is consistent with the Australian Commonwealth Government’s foreign investment policy, and we are not aware of any reason why foreign investment approval would not be given. However, if URNA and Merger Sub do not receive Australian foreign investment approval, we will be prohibited from consummating the Offer and the Merger.

New Zealand Regulatory Compliance
Under the NZ Act, certain transactions may not be consummated unless the relevant acquirer has applied for, and obtained, consent from the Overseas Investment Office (the “OIO”). The requirement to obtain such consent under the NZ Act applies to Merger Sub’s acquisition of Shares in the Offer and the Merger.
Under the terms of the Merger Agreement, URNA and GFN have agreed to file all filings and other materials required under the NZ Act in connection with the acquisition of Shares in the Offer and the Merger promptly after the date of the Merger Agreement (and as of the date of this Offer to Purchase, the primary filing has been submitted to the OIO). The receipt of all consents and/or clearances required from the OIO under the NZ Act is a condition to the consummation of the Offer.
The OIO will consider the proposed acquisition of the Shares pursuant to the Offer and will grant consent if it is satisfied that URI, URNA and all individuals with control of those entities are suitable to own or control the relevant New Zealand subsidiaries of GFN, by assessing whether they are likely to pose risks to New Zealand, based on factors relating to their character and capability (the “investor test”).
While we believe that the OIO will grant consent to Merger Sub’s acquisition of the Shares pursuant to the Merger Agreement on the basis that URI, URNA and all individuals with control of those entities meet the investor test, there can be no assurance that the OIO will grant consent to the acquisition of Shares in the Offer and the Merger. If the OIO refuses to grant consent to the Merger, Merger Sub may not be obligated to consummate the Offer.
Appraisal Rights
No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the “fair value” of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.
The “fair value” of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.
Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.
As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:
•
Prior to the consummation of the Offer, which is the first date on which URNA irrevocably accepts for purchase the Shares tendered pursuant to the Offer, deliver to GFN a written demand for appraisal of Shares held, which demand must reasonably inform GFN of the identity of the stockholder and that the stockholder is demanding appraisal

•
not tender their Shares in the Offer; and

•
continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex II to the Schedule 14D-9.
The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.
Stockholder Approval Not Required
Section 251(h) of the DGCL provides that stockholder approval of a merger is not required if certain requirements are met, including, among others, that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that GFN will not be required to submit the adoption of the Merger Agreement to a vote of the stockholders of GFN. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, URNA and GFN will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of stockholders of GFN in accordance with Section 251(h) the DGCL.
18.
Fees and Expenses.

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation and, subject to certain limits, reimbursement for reasonable out-of-pocket expenses and customary indemnification against certain liabilities in connection with the Offer.
As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither URNA nor Merger Sub will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
19.
Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such state. However, we may, in our discretion, take such action as we deem necessary to make the Offer comply with the laws of any such state and extend the Offer to holders of Shares in such state in compliance with applicable laws.
No person has been authorized to give any information or to make any representation on behalf of us not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized.
We and URNA have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, a Solicitation/Recommendation Statement on Schedule 14D-9 is being filed with the SEC by GFN pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the GFN Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information, and GFN may file amendments thereto. The Schedule TO and the Schedule 14D-9, including their respective exhibits, and any amendments to any of the foregoing, may be examined and copies may be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, or may be accessed electronically on the SEC’s website at www.sec.gov and are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.
UR MERGER SUB VI CORPORATION
April 26, 2021

ANNEX A
CERTAIN INFORMATION REGARDING THE DIRECTORS
AND EXECUTIVE OFFICERS OF URI, URNA AND MERGER SUB
The following table sets forth, with respect to each director and executive officer of URI, URNA and Merger Sub: (i) such person’s name, (ii) such person’s current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which such employment or occupation is conducted) and (iii) the material occupations, positions, offices or employment held by such person within the past five years (including the starting and ending dates of each and the name, address and principal business of any corporation or other organization in which it was carried on). The address of each of the directors and executive officers of URI, URNA and Merger Sub is United Rentals, Inc., 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902. Unless otherwise specified, each person listed below is a citizen of the United States.
United Rentals, Inc.
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
José B. Alvarez (United States)
Member of the Board of Directors of United Rentals, Inc., principally located at 100 First Stamford Place, Suite 700, Stamford, Connecticut 06902
(2009 – Present)
Senior Lecturer of Business Administration at Harvard Business School, principally located at Soldiers Field, Boston, MA 02163
(2009 – Present)
Member of the Board of Directors of TJX, principally located at 300-400 Value Way, Marlborough, MA 01752
(2020 – Present, 2007 – 2008)

Dale A. Asplund (United States)
Executive Vice President and Chief Operating Officer of United Rentals, Inc.
(2019 – Present)
Executive Vice President, Business Services and Chief Information Officer of United Rentals, Inc.
(2017 – 2019)
Senior Vice President, Business Services and Chief Information Officer of United Rentals, Inc.
(2012 – 2017)

Marc A. Bruno (United States)
Chief Operating Officer of the U.S. Food & Facilities for Aramark Corporation, principally located at 2400 Market Street, Philadelphia, PA 19103
(2019 – Present)
Chief Operating Officer, Sports, Leisure, Corrections, Facilities, and K-12 of the U.S. Food & Facilities for Aramark Corporation
(2014 – 2019)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)

Jeffrey J. Fenton (United States)	Senior Vice President, Business Development of United Rentals, Inc. (2012 – Present)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Member of the Board of Directors of Steel Connect, Inc., principally located at 2000 Midway Lane, Smyrna, TN 37167 (2010 – Present)
Matthew J. Flannery (United States)
President and Chief Executive Officer of United Rentals, Inc.
(2019 – Present)
President and Chief Operating Officer of United Rentals, Inc.
(2018 – 2019)
Executive Vice President and Chief Operating Officer of United Rentals, Inc.
(2012 – 2018)
Member of the Board of Directors of United Rentals, Inc.
(2019 – Present)

Jessica T. Graziano (United States)
Executive Vice President and Chief Financial Officer of United Rentals, Inc.
(2018 – Present)
Senior Vice President, Controller and Principal Accounting Officer of United Rentals, Inc.
(2017 – 2018)
Vice President, Controller and Principal Accounting Officer of United Rentals, Inc.
(2014 – 2017)

Bobby J. Griffin (United States)
Lead Independent Director of the Board of Directors of United Rentals, Inc.
(2019 – Present)
Member of the Board of Directors of United Rentals, Inc.
(2009 – Present)
Member of the Board of Directors of Hanesbrands Inc., principally located at 1000 E. Hanes Mill Road, Winston-Salem, NC 27105
(2006 – Present)
Member of the Board of Directors of WESCO International, Inc., principally located at 225 West Station Square Drive, Suite 700, Pittsburgh, PA 15219
(2014 – Present)
Member of the Board of Atlas Air Worldwide Holdings, Inc., principally located at 2000 Westchester Avenue, Purchase, NY 10577
(2016 – Present)

Kim Harris Jones (United States)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)
Member of the Board of Directors of Fossil Group, Inc., principally located at 901 S. Central Expy. Richardson, TX 75080
(2019 – Present)Member of the Board of Directors of True Blue Inc.,

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
principally located at 1015 A Street, Tacoma, WA 98402 (2016 – Present)
Terri L. Kelly (United States)
Member of the Board of Directors of United Rentals, Inc.
(2018 – Present)
President and Chief Executive Officer of W.L. Gore & Associates, principally located at 555 Paper Mill Road, Newark, DE 19711
(2005 – 2018)
Member of the Supervisory Board of ASML, principally located at De Run 6501, 5504 DR, Veldhoven, The Netherlands
(2018 – Present)

Michael J. Kneeland (United States)
Chairman of the Board of Directors of United Rentals, Inc.
(2019 – Present)
President and Chief Executive Officer of United Rentals, Inc.
(2008 – 2019)
Member of the Board of Directors of Brinks Home Security, principally located at 1990 Wittington Place, Dallas, TX
(2019 – Present)

Andrew B. Limoges (United States)
Vice President, Controller and Principal Accounting Officer of United Rentals, Inc.
(2018 – Present)
Director of Finance and Accounting of United Rentals, Inc.
(2017 – 2018)
Group Controller of DMGT US, located at 3 Stamford Landing, 46 Southfield Ave, Stamford, CT 06902
(2016 – 2017)

Gracia Martore (United States)
Member of the Board of Directors of United Rentals, Inc.
(2017 – Present)
Director of Omnicom Group, Inc., principally located at 280 Park Avenue, New York, NY 10017
(2017 – Present)
Director, President and Chief Executive Officer of TEGNA Inc., principally located at 8350 Broad Street, Suite 2000, Tysons, VA 221012
(2011 – 2017)
Director of WestRock Company, principally located at 1000 Abernathy Road NE, Atlanta, GA 30328
(2015 – Present)

Filippo Passerini (United States and Italy)
Member of the Board of Directors of United Rentals, Inc.
(2009 – Present)
Operating Executive in U.S. Buyouts at Carlyle Group, principally located at 1001 Pennsylvania Avenue NW, Washington, D.C. 20004
(2015 – 2019)

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years

Director of Integer Holdings Corporation, principally located at 5830 Granite Parkway, Suite 1150, Plano, TX 75024
(2017 – Present)
Director of ABM Industries, principally located at 551 Fifth Avenue, Suite 300, New York, NY 10176
(2017 – 2020)

Craig A. Pintoff (United States)
Executive Vice President, Chief Administrative and Legal Officer of United Rentals, Inc.
(2017 – Present)
Senior Vice President, General Counsel and Human Resources of United Rentals, Inc.
(2016 – 2017)

Donald C. Roof (United States)	Member of the Board of Directors of United Rentals, Inc. (2012 – Present)
Shiv Singh (United States)
Member of the Board of Directors of United Rentals, Inc.
(2017 – Present)
Senior Vice President and General Manager at Expedia Group, Inc., principally located at 1111 Expedia Group Way, W. Bellevue, Washington 98119.
(2020 – Present)
Chief Marketing Officer of Eargo, Inc., principally located at 1600 Technology Drive, Suite 6, San Jose, California 95110
(2019 – 2020)
Founder and Chief Executive Officer of Savvy Matters LLC, principally located at 1102 Balboa Avenue, Burlingame, CA 94010
(2018 – Present)
Senior Vice President, Innovation & Strategic Partnerships at Visa Inc., principally located at 900 Metro Center Boulevard, Foster City, California 94404
(2013 – 2018)

United Rentals (North America), Inc.
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Dale A. Asplund	Executive Vice President and Chief Operating Officer of United Rentals (North America), Inc., principally located at 100 First Stamford Place, Suite 700, Stamford, CT 06902 (2019 – Present) See above
Jeffrey J. Fenton (United States)	Senior Vice President, Business Development of United Rentals (North America), Inc. (2012 – Present) See above

Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Matthew J. Flannery (United States)	President and Chief Executive Officer of United Rentals (North America), Inc. (2019 – Present) Member of the Board of Directors of United Rentals (North America), Inc. (2018 – Present) See above
Jessica T. Graziano (United States)
Executive Vice President and Chief Financial Officer of United Rentals (North America), Inc.
(2018 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2018 – Present)
See above

Joli L. Gross (United States)
Senior Vice President, General Counsel and Corporate Secretary of United Rentals (North America), Inc.
(2017 – Present)
Senior Vice President, Deputy General Counsel and Corporate Secretary of United Rentals, Inc.
(2016 – 2017)
Vice President, Deputy General Counsel and Assistant Corporate Secretary of United Rentals, Inc.
(2011 – 2016)
Member of the Board of Directors of United Rentals (North America), Inc.
(2018 – Present)

Andrew B. Limoges (United States)	Vice President, Controller and Principal Accounting Officer of United Rentals (North America), Inc. (2018 – Present) See above
Irene Moshouris (United States)	Senior Vice President and Treasurer of United Rentals (North America), Inc. (2011 – Present) Member of the Board of Directors of United Rentals (North America), Inc. (2018 – Present)
Craig A. Pintoff (United States)
Executive Vice President, Chief Administrative and Legal Officer of United Rentals (North America), Inc.
(2017 – Present)
Member of the Board of Directors of United Rentals (North America), Inc.
(2018 – Present)
See above

UR Merger Sub VI Corporation
Name (Citizenship)	Present Principal Occupation / Material Positions Held During the Past Five Years
Matthew J. Flannery	President of UR Merger Sub VI Corporation, principally located at 100 First Stamford Place, Suite 700, Stamford, CT 06902 (2021 – Present) See above
Jessica T. Graziano	Vice President and Chief Financial Officer of UR Merger Sub VI Corporation (2021 – Present) See above
Joli L. Gross (United States)	Vice President & Secretary of UR Merger Sub VI Corporation (2021 – Present) Member of the Board of Directors of UR Merger Sub VI Corporation (2021 – Present) See above
Irene Moshouris (United States)	Vice President & Treasurer of UR Merger Sub VI Corporation (2021 – Present) Member of the Board of Directors of UR Merger Sub VI Corporation (2021 – Present) See above
Craig A. Pintoff (United States)
Vice President, Chief Administrative Officer and Assistant Secretary of UR Merger Sub VI Corporation
(2021 – Present)
Member of the Board of Directors of UR Merger Sub VI Corporation
(2021 – Present)
See above

ANY LETTER OF TRANSMITTAL TO BE DELIVERED TO THE DEPOSITARY MAY ONLY BE
SENT TO THE DEPOSITARY BY MAIL OR COURIER TO ONE OF THE ADDRESSES SET FORTH
BELOW AND MAY NOT BE SENT BY FACSIMILE TRANSMISSION. ANY CERTIFICATES
REPRESENTING SHARES AND ANY OTHER REQUIRED DOCUMENTS SENT BY A
STOCKHOLDER OF GFN OR SUCH STOCKHOLDER’S BROKER, DEALER,
COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD BE SENT TO THE
DEPOSITARY AS FOLLOWS:
Continental Stock Transfer & Trust Company
If delivering by hand, express mail, courier or other expedited service:	By mail:
Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street Plaza, 30th Floor New York, NY 10004	Continental Stock Transfer & Trust Company Attn: Corporate Actions 1 State Street Plaza, 30th Floor New York, NY 10004
Other Information:
Questions and requests for assistance may be directed to the Information Agent, at the address and telephone number set forth below. In addition, requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders Call Toll Free: (877) 687-1875
Banks and Brokers Call Collect: (212) 750-5833